Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FLIR DETECTION, INC.,

ECHO ROBOTIC MERGER SUB, INC.,

ENDEAVOR ROBOTIC HOLDINGS, INC.,

THE REPRESENTATIVE IDENTIFIED HEREIN,

AND

SOLELY FOR PURPOSES OF SECTION 5.14, FLIR SYSTEMS, INC.

DATED AS OF FEBRUARY 8, 2019

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3.22	Financial Advisors	35
3.23	Privacy and Data Security	35
3.24	Restrictions on Business Activities.	36
3.25	Security Clearance	36
3.26	Export and Import Control Laws.	36
3.27	Bank Accounts, Letters of Credit and Powers of Attorney	38
3.28	Conflict Minerals.	38
3.29	Customers and Suppliers.	38
3.30	LIMITATIONS OF REPRESENTATIONS AND WARRANTIES	39
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		40
4.1	Organization and Power	40
4.2	Authorization of Agreement	40
4.3	Conflicts; Consents of Third Parties	40
4.4	Legal Proceedings	41
4.5	Financial Capability	41
4.6	Solvency	41
4.7	Investment	41
4.8	Financial Advisors	42
4.9	No Foreign Control	42
4.10	No Other Representations and Warranties; No Reliance; Parent and Merger Sub Investigation	42
ARTICLE V COVENANTS		43
5.1	Conduct of Business	43
5.2	Access to Information	46
5.3	Efforts; Regulatory Filings and Consents.	47
5.4	Confidentiality	49
5.5	Preservation of Records	50
5.6	Publicity	50
5.7	Director and Officer Liability; Indemnification	50
5.8	R&W Insurance Policy	51
5.9	Stockholder Approval	52
5.10	No Alternative Transactions	52
5.11	Affiliate Transactions	52
5.12	Termination of 401(k) Plan	53
5.13	Section 280G	53
5.14	Guarantee.	53
5.15	Treatment of Annual Employee Bonuses	55
5.16	Surrender of FCC License.	55
ARTICLE VI CONDITIONS TO CLOSING		55
6.1	Conditions to the Obligations of the Company, Parent and Merger Sub	55
6.2	Other Conditions to the Obligations of Parent and Merger Sub	55
6.3	Other Conditions to the Obligations of the Company	56
6.4	Frustration of Closing Conditions	57
ARTICLE VII TERMINATION		57
7.1	Termination	57

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7.2	Effect of Termination	58
ARTICLE VIII TAX MATTERS		59
8.1	Cooperation	59
8.2	Allocation of Taxes	59
8.3	338 and 336 Elections	59
8.4	Transfer Taxes	60
ARTICLE IX MISCELLANEOUS		60
9.1	No Survival; Certain Waivers	60
9.2	Expenses	61
9.3	Governing Law	61
9.4	Submission to Jurisdiction; Waivers	61
9.5	Further Assurances	62
9.6	Entire Agreement	62
9.7	Amendments and Waivers	62
9.8	Notices	63
9.9	Severability	64
9.10	Specific Performance	65
9.11	No Third-Party Beneficiaries; No Recourse Against Affiliates	65
9.12	Assignment	65
9.13	Authorization of Representative	66
9.14	Counterparts	68
9.15	Attorney Conflict Waiver	68
ARTICLE X DEFINITIONS AND INTERPRETATIONS		69
10.1	Certain Definitions	69
10.2	Certain Interpretive Matters	82

Exhibits

Exhibit A	Surviving Company Certificate of Incorporation
Exhibit B    Sample Working Capital and Agreed Principles
Exhibit C    Form of Letter of Transmittal
Exhibit D    Form of R&W Insurance Policy
Exhibit E    Form of Escrow Agreement
Exhibit F    Pro Rata Share
Exhibit G    Form of Non-Solicitation Agreement
Exhibit H    Form of Non-Competition Agreement
Exhibit I    Form of Stockholder Support Agreement
Exhibit J    Form of Option Cancellation Agreement

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AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of February 7, 2019, by and among (i) FLIR Detection, Inc., a Delaware corporation (“Parent”), (ii) Echo Robotic Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), (iii) Endeavor Robotic Holdings, Inc., a Delaware corporation (the “Company”), (iv) Arlington Capital Partners III, L.P., a Delaware limited partnership, solely in its capacity as representative for the Sellers (the “Representative”) and (v) solely for purposes of Section 5.14, FLIR Systems, Inc., an Oregon corporation (“Guarantor”). Parent, Merger Sub, the Company and, as applicable, the Representative are sometimes referred to in this Agreement as a “Party” and collectively as the “Parties.” Capitalized terms that are used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to such terms in ARTICLE X.
W I T N E S E T H:
WHEREAS, as of the date of this Agreement, the authorized shares of capital stock of the Company consist of, and are designated under the Company Charter as, Series A Preferred Stock and Common Stock (each, a “Share” and, collectively, the “Shares”);
WHEREAS, as of the date of this Agreement, there are issued and outstanding options to purchase shares of Common Stock under the Equity Incentive Plan (each, an “Option” and, collectively, the “Options” and together with the Shares, the “Securities”);
WHEREAS, the Parties intend to effectuate a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”), with the Company to be the surviving company of the Merger (the “Surviving Company”);
WHEREAS, immediately prior to the Effective Time, the Series A Preferred Stock and the Options shall be canceled and extinguished, in each case, in exchange for the right to receive consideration therefor upon the terms and conditions described herein;
WHEREAS, immediately following such cancellations, the Merger shall be consummated and, at the Effective Time, each share of Common Stock shall be converted into the right to receive the consideration upon the terms and conditions described herein;
WHEREAS, the board of directors of (a) the Company has, upon the terms and subject to the conditions set forth herein, (i) unanimously approved this Agreement, the Merger and the other transactions contemplated hereby and (ii) declared that this Agreement, the Merger and the other transactions contemplated hereby are advisable on the terms and conditions set forth herein, and (b) Parent and Merger Sub have, upon the terms and subject to the conditions set forth herein, (i) approved this Agreement, the Merger and the other transactions contemplated hereby and (ii) declared that this Agreement, the Merger and the other transactions contemplated hereby are advisable on the terms and conditions set forth herein;
WHEREAS, concurrently with the execution and delivery of this Agreement, as a material inducement to Parent and Merger Sub to enter into this Agreement, (i) certain Stockholders shall

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have entered into a Non-Solicitation Agreement in substantially the form of Exhibit G (the “Non-Solicitation Agreement”) and (ii) each of the Restricted Parties shall have entered into a Non-Competition Agreement in substantially the form attached hereto as Exhibit H (a “Non-Competition Agreement” and, together with the Non-Solicitation Agreement, the “Restrictive Covenant Agreements”);
WHEREAS, the board of directors of the Company has recommended that the Stockholders adopt and approve this Agreement and the transactions contemplated hereby; and
WHEREAS, immediately following the execution and delivery of this Agreement, Parent, as the sole stockholder of Merger Sub, will adopt and approve this Agreement and the transactions contemplated hereby in accordance with the DGCL.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE 1
EFFECTS OF THE MERGER; MERGER CONSIDERATION
1.1    Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Company and a wholly-owned Subsidiary of Parent.
1.2    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time by virtue of the Merger and without any action on the part of Merger Sub or the Company, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.
1.3    Certificate of Incorporation; Bylaws. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, (a) the certificate of incorporation of the Surviving Company shall be amended and restated in the form of Exhibit A and, as so amended, shall be the certificate of incorporation of the Surviving Company until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the bylaws of the Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Company or as provided by applicable Law; provided that, in each case, the name of the corporation set forth therein shall be changed to the name of the Company.
1.4    Directors and Officers of the Surviving Company. The directors and officers of the Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Company.

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1.5    Common Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or Parent, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall each be converted into and exchanged for one (1) share of Common Stock of the Surviving Company.
1.6    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time held by a Stockholder who has not voted in favor of the Merger or consented thereto in writing or executed an enforceable waiver of appraisal rights to the extent permitted by applicable Law, and who has properly exercised its appraisal rights with respect to such shares (the “Dissenting Shares”) in accordance with Section 262 of the DGCL (the “Dissenters’ Rights Statute”) shall not be converted into a right to receive the applicable portion of the Merger Consideration, but shall instead have the rights set forth in the Dissenters’ Rights Statute unless such Stockholder subsequently withdraws its demand for appraisal or waives, fails to perfect or otherwise loses such Stockholder’s appraisal rights, if any (in which case such Shares shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable portion of the Merger Consideration). At the Effective Time, Stockholders holding Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided under applicable Law and as provided in this Section 1.6. If, after the Effective Time, such Stockholder fails to perfect or loses any such right to appraisal, each such Dissenting Share of such Stockholder shall be treated as a Share that had been converted as of the Effective Time into the right to receive the applicable portion of the Merger Consideration, without interest, in accordance with Section 1.7. The Company shall give Parent (i) prompt notice of any demands for (x) the Company to purchase the Stockholder’s Shares for cash received by the Company or (y) appraisal received by the Company pursuant to the applicable provisions of the DGCL and withdrawals or attempted withdrawals of any such demands, and (ii) prior to the Closing, the opportunity to participate in and, after the Closing, the right to direct and control all negotiations and proceedings with respect to any such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of the Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.
1.7    Effect on the Shares and Options. Upon the terms and subject to the conditions of this Agreement, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the Sellers, as the case may be:
(a)    Series A Preferred Stock. At the Effective Time, each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted automatically into the right to receive at the Closing an amount of cash equal to the Preferred Amount.
(b)    Common Stock. At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time shall be converted automatically into the right to receive the Per Participating Share Merger Consideration (as reduced at the Closing by the Per Participating Share Portion of each of the Escrow Amount and the Representative Expense Fund Amount, and subject to adjustment as provided in Section 1.10) in cash, payable in accordance with and subject to the conditions provided in this ARTICLE I.

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(c)    Options. At the Effective Time, each vested Option shall automatically be canceled and converted into the right to receive at the Closing an amount in cash equal to (i) the excess (as reduced at the Closing by the Per Participating Share Portion of such Option of each of the Escrow Amount and the Representative Expense Fund Amount, and subject to adjustment as provided in Section 1.10), if any, of (x) the Per Participating Share Merger Consideration over (y) the exercise price per share of Common Stock subject to such Option, multiplied by (ii) the total number of shares of Common Stock subject to such Option immediately prior to its cancellation (such payment to be net of withholdings, if any, and without interest); provided that in the event the Per Participating Share Merger Consideration is equal to or less than the exercise price per share of Common Stock subject to such Option, then such Option shall be automatically canceled as of the Effective Time without payment of consideration in exchange therefor. The aggregate amount payable to all Optionholders pursuant to the foregoing is referred to herein as the “Option Consideration”. As of the Effective Time, each Option that is not vested shall be cancelled for no consideration.
1.8    Merger Consideration. The aggregate consideration in respect of the Common Stock and for the payment of the Preferred Amount and Options shall be an amount equal to (a) Three Hundred Eighty Five Million Dollars ($385,000,000), plus (b) the amount, if any, by which the Working Capital exceeds the Working Capital Target, minus (c) the amount, if any, by which the Working Capital Target exceeds the Working Capital, plus (d) the Closing Cash, minus (e) Closing Date Indebtedness, minus (f) Transaction Expenses, plus (g) the aggregate exercise price for all vested Options to be canceled and converted into the right to receive a portion of the Option Consideration pursuant to Section 1.7(c) (such resulting amount pursuant to clauses (a)-(g), and as such amount may be adjusted pursuant to the provisions of Section 1.10, the “Merger Consideration”). The Merger Consideration, including the Preferred Amount, shall be allocated among the Sellers as specified in the Pre-Closing Statement delivered pursuant to Section 1.10 below. The Parties acknowledge and agree that neither Parent nor Merger Sub shall have any liability to any Person relating to, or obligation to verify, the allocation of the Merger Consideration, including the Preferred Amount, among the Sellers as set forth in the Pre-Closing Statement (including with respect to the determination of the Per Participating Share Merger Consideration, the Per Participating Share Portion, and the Preferred Amount), and upon payment of the amounts set forth in this Section 1.8 in accordance with the Pre-Closing Statement, Parent and Merger Sub will have satisfied all of their respective obligations under this Agreement with respect thereto, subject to any adjustments to the Merger Consideration pursuant to Section 1.10 hereof.
1.9    Closing Payments. At the Closing, Parent shall make or cause to be made, by wire transfer of immediately available funds, the following payments (each such payment, a “Closing Payment”):
(a)    payment to the account designated by the Representative of a cash amount equal to the aggregate amount of the Estimated Merger Consideration payable to the Stockholders accordance with Section 1.7(a) and Section 1.7(b) and as set forth in the Pre-Closing Statement to be distributed by the Representative to the Stockholders in accordance with this ARTICLE I; provided, that if any Stockholder has not delivered to the Representative and Parent a duly executed and completed Letter of Transmittal and Surrendered Certificate(s) at least two (2) Business Days

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prior to the Closing Date, the amount allocated with respect to such Stockholder will be paid to the Representative on behalf of such Stockholder (and distributed thereto upon delivery of such executed and completed Letter of Transmittal and Surrendered Certificate(s)).

(b)    payment to (i) the Company of a cash amount equal to the aggregate amount payable to the Optionholders set forth on Schedule 1.11(b)(i), in accordance with Section 1.7(c) and as set forth in the Pre-Closing Statement to the bank account designated in writing by the Representative, which amount shall, subject to the delivery of an Option Cancellation Agreement by such Optionholder in accordance with Section 1.13(d), no later than the next full payroll cycle of the Surviving Company following the Closing Date, be paid by the Company through the Company’s payroll system to the applicable Optionholders (subject to applicable withholding Tax), allocated to each Optionholder in accordance with the Pre-Closing Statement and (ii) the Optionholders set forth on Schedule 1.11(b)(ii) a cash amount equal to the aggregate amount payable to such Optionholders, in accordance with Section 1.7(c) and as set forth in the Pre-Closing Statement to the bank accounts designated in writing by such Optionholders in accordance with Section 1.11(b); provided, that if any Optionholder set forth on Schedule 1.11(b)(ii) has not delivered to Parent a duly executed and Option Cancellation Agreement at least two (2) Business Days prior to the Closing Date, the amount allocated with respect to such Optionholder will be paid to the Company on behalf of such Optionholder (and distributed thereto upon delivery of such executed and completed Option Cancellation Agreement through the Surviving Company’s accounts payable system).

(c)    payment to the Representative of a cash amount equal to $1,500,000 (such amount, the “Representative Expense Fund Amount”) to a bank account designated in writing by the Representative;
(d)    payment to the Escrow Agent of a cash amount equal to the Escrow Amount to the bank account designated in writing by the Escrow Agent, which shall be deposited into an escrow account (the “Escrow Account”) established pursuant to the Escrow Agreement; and
(e)    payment on behalf of the Group Companies, to the payees thereof, of an aggregate cash amount equal to the amount of all Closing Date Indebtedness of the type identified in item (i) of the definition of “Indebtedness” and all Transaction Expenses.
Each of the Closing Payments shall be made in the amounts and as set forth in the Pre-Closing Statement delivered pursuant to Section 1.10 below. From and after the Effective Time, holders of capital stock of the Company shall cease to have any rights as stockholders of the Company, except as provided herein or by Law. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of capital stock of the Company shall thereafter be made.
1.10    Adjustment of the Merger Consideration.
(a)    Pre-Closing Statement. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement (the “Pre-Closing Statement”) setting forth the Company’s good faith estimate of the Merger Consideration as of the Adjustment Time (the “Estimated Merger Consideration”), together with reasonably detailed calculations demonstrating each component thereof, as well as the amount of each Closing Payment. The Pre-

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Closing Statement shall be prepared in a manner consistent with the definitions of the terms Working Capital, Closing Cash, Closing Date Indebtedness, Transaction Expenses, and the Accounting Rules and practices referred to therein (including as reflected on Exhibit B). Parent shall be entitled to review and propose comments to the Pre-Closing Statement. The Company shall cooperate with Parent and its representatives and consider Parent’s proposed changes to the Pre-Closing Statement in good faith.
(b)    Final Merger Consideration Adjustment. The Merger Consideration shall be adjusted following the Closing based on the difference between the Final Closing Date Merger Consideration (as determined in accordance with this Section 1.10) and the Estimated Merger Consideration, if any, and payment shall be made in respect of any such post-Closing adjustment as set forth in Section 1.10(e).
(c)    Closing Statement. No later than sixty (60) days after the Closing Date, Parent shall cause to be prepared in good faith and delivered to the Representative a statement (the “Closing Statement”) setting forth Parent’s calculation of the Merger Consideration as of the Adjustment Time (“Closing Date Merger Consideration”). The Closing Statement shall be prepared in a manner consistent with the definitions of the terms Working Capital, Closing Cash, Closing Date Indebtedness, Transaction Expenses, and the Accounting Rules and practices referred to therein (including as reflected on Exhibit B). The Closing Statement shall entirely disregard (i) any and all effects on the assets or liabilities of the Group Companies as a result of purchase accounting adjustments arising from the change in control or ownership of the Group Companies and any financing or refinancing arrangements entered into at any time by Parent or its Affiliates (for the avoidance of doubt, other than the Company prior to the time it became an Affiliate of Parent) or any other transaction entered into by Parent or its Affiliates (for the avoidance of doubt, other than the Company prior to the time it became an Affiliate of Parent) in connection with the consummation of the Transaction, and (ii) any of the plans, transactions, or changes which Parent has made after the Closing with respect to any Group Company or their respective businesses or assets. For the avoidance of doubt, unless the Representative otherwise agrees in writing, Parent may not amend, adjust, supplement or modify the Closing Statement or the amount of Closing Date Merger Consideration following its delivery to the Representative. If Parent fails to deliver the Closing Statement within such sixty (60)-day period, then in addition to any other rights the Representative may have under this Agreement, the Representative shall have the right to elect that the Estimated Merger Consideration be deemed to be the amount of the Closing Date Merger Consideration and be final and binding and used for purposes of calculating the adjustment pursuant to Section 1.10(e). The Parties acknowledge that no adjustments may be made to the Working Capital Target.
(d)    Disputes.
(i)    The Representative shall have forty-five (45) days to review the Closing Statement. If the Representative disagrees with Parent’s calculation of the Closing Date Merger Consideration as set forth in the Closing Statement, the Representative may, within forty-five (45) days after receipt of the Closing Statement, deliver a written notice to Parent (a “Dispute Notice”) disagreeing with such calculation and, to the extent reasonably able to so specify, setting forth the Representative’s basis for such disagreement (the

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“Disputed Items”). If the Representative fails to deliver a Dispute Notice during such forty-five (45)-day period, the Representative shall have waived its rights to contest the Closing Statement and the calculations of the Closing Date Merger Consideration set forth therein shall be deemed to be final and binding upon the Parties, and such amount shall be used as the Final Closing Date Merger Consideration for purposes of calculating the adjustment pursuant to Section 1.10(e).
(ii)    If a Dispute Notice is duly delivered pursuant to Section 1.10(d)(i), the Representative and Parent shall, during the thirty (30) days following such delivery, cooperate in good faith to attempt to reach an agreement on all or a portion of the Disputed Items. If Parent and the Representative reach an agreement on any Disputed Item during such period, the resolution of such Disputed Items shall be in writing and shall be final and binding upon the Parties. If, during such thirty (30)-day period, the Representative and Parent are unable to reach an agreement on all of the Disputed Items, then all Disputed Items remaining in dispute following such thirty (30)-day period shall be submitted by the Representative and Parent to the Accounting Referee (the “Referred Disputed Items”) as promptly as reasonably practicable for a determination resolving such Referred Disputed Items (it being agreed and understood that the Accounting Referee shall act as an arbitrator to determine the Referred Disputed Items (and, as a result thereof, the Closing Date Merger Consideration) and shall do so based solely on presentations and information provided by Parent and the Representative, as further specified below, and not by independent review). In conducting its review, the decision of the Accounting Referee shall be solely based on (A) the definitions and other applicable provisions of this Agreement, (B) a single presentation by each of the Representative and Parent limited to the Referred Disputed Items (which presentations the Accounting Referee shall be instructed to forward to Parent and the Representative, as applicable) and (C) one (1) written response submitted to the Accounting Referee by each of the Representative and Parent within ten (10) Business Days after receipt of each such presentation (which responses the Accounting Referee shall be instructed to forward to Parent and the Representative, as applicable), and not on independent review. The scope of the disputes to be resolved by the Accounting Referee shall be limited to resolving the Referred Disputed Items, and, in connection therewith, fixing mathematical errors and determining whether the Referred Disputed Items were determined in accordance with this Agreement (including the definition of the terms Working Capital, Closing Cash, Closing Date Indebtedness, Transaction Expenses, and the Accounting Rules) and the Accounting Referee is not to make any other determination. Any item not specifically submitted to the Accounting Referee for evaluation shall be deemed final and binding on Parent and the Representative as set forth in the Closing Statement (or as otherwise resolved in writing by Parent and the Representative). The Accounting Referee shall deliver to the Representative and Parent, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth its calculations of the Closing Date Merger Consideration based solely upon (x) the Accounting Referee’s final determination of the Referred Disputed Items and (y) the items which were finally determined pursuant to pursuant to Sections 1.10(d)(i) and 1.10(d)(ii) and not submitted to the Accounting Referee for resolution, which such Closing Date Merger Consideration amount shall not be less than the applicable amount thereof shown in Parent’s

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calculation delivered pursuant to Section 1.10(c) nor more than the amount thereof shown in the Representative’s calculation delivered pursuant to Section 1.10(d)(i). Such report shall be final and binding upon the Parties, absent manifest error, and shall be used for purposes of calculating the adjustment pursuant to Section 1.10(b) above. From the date of its retention until the delivery of its report, the Accounting Referee shall not engage in any ex parte communication with Parent, the Representative or their respective Affiliates or representatives. Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 1.10(d) shall be the exclusive mechanism for resolving disputes regarding the Merger Consideration adjustment. Judgment may be entered upon the determination of the Accounting Referee in any court having jurisdiction over the party against which such determination is to be enforced. The fees, costs and expenses of the Accounting Referee shall be borne by the Parties in proportion to the relative amount each Party’s determination has been modified, with any amount borne by the Representative to be paid solely out of the Representative Expense Fund Amount. For example, if the Representative challenges the calculation of the Closing Date Merger Consideration by an amount of $100,000, but the Accounting Referee determines that the Representative has a valid claim for only $60,000, the Representative (on behalf of the Sellers) shall bear 40% of the fees and expenses of the Accounting Referee and Parent shall bear the other 60% of such fees and expenses of the Accounting Referee. Parent and the Representative (but with respect to the Representative, solely to the extent there are funds remaining in the Representative Expense Fund) shall each bear the fees and expenses of their respective representatives incurred in connection with the determination and review of the Closing Statement and the Referred Disputed Items. The Representative and Parent shall, and Parent shall cause the Group Companies, and each of its and their representatives to, reasonably cooperate and assist in any review by the Accounting Referee of the Closing Statement and the calculations of the Closing Date Merger Consideration.
(e)    Final Closing Date Merger Consideration. Following the time that the Closing Date Merger Consideration is finally determined pursuant to this Section 1.10 (such finally determined amount, the “Final Closing Date Merger Consideration”), payment shall be made as follows:
(i)    If the Final Closing Date Merger Consideration is greater than or equal to the Estimated Merger Consideration (the amount of such excess, the “Increase Amount”), then within five (5) Business Days after the Final Closing Date Merger Consideration is finally determined pursuant to this Section 1.10, (x) Parent shall pay by wire transfer of immediately available funds an amount equal to the Increase Amount to the Representative (for further distribution to the Participating Stockholders who delivered to the Representative and Parent a duly completed and executed Letter of Transmittal and Surrendered Certificate(s) prior to such time) and the Surviving Company (for further distribution to the Optionholders) in accordance with Section 1.11; provided that the Increase Amount shall not exceed the Escrow Amount (the “Increase Cap”) and none of the Representative, Participating Stockholders and Optionholders shall be entitled to any payment pursuant to this Section 1.10 in an aggregate amount greater than the Increase Cap and (y) Parent and the Representative shall deliver joint written instructions to the Escrow

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Agent instructing the Escrow Agent to disburse the Escrow Funds to the Representative (for further distribution to the Participating Stockholders who delivered to the Representative and Parent a duly completed and executed Letter of Transmittal and Surrendered Certificate(s) prior to such time) and the Surviving Company (for further distribution to the Optionholders) in accordance with Section 1.11.
(ii)    If the Final Closing Date Merger Consideration is less than the Estimated Merger Consideration, then within five (5) Business Days after the Final Closing Date Merger Consideration is finally determined pursuant to this Section 1.10, Parent and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to (x) disburse to an account designated in writing by Parent all or a portion of the Escrow Funds equal to such deficiency (it being understood that, notwithstanding anything to the contrary contained herein, the Escrow Funds shall be the sole source of recovery for any payment required to be made to Parent pursuant to this Section 1.10(e)(ii)), and (y) disburse in accordance with Section 1.11 to the Representative (for further distribution to the Participating Stockholders who delivered to the Representative and Parent a duly completed and executed Letter of Transmittal and Surrendered Certificate(s) prior to such time) and the Surviving Company (for further distribution to the Optionholders) in accordance with Section 1.11 the balance of the Escrow Funds, if any, remaining after payment to Parent pursuant to the preceding clause (x).
(iii)    Notwithstanding anything to the contrary in this Section 1.10(e), if, at the time that Parent is required to make any payments to the Representative (on behalf of the Participating Stockholders) pursuant to this Section 1.10(e), any Stockholder has not delivered to the Representative and Parent a duly completed and executed Letter of Transmittal and Surrendered Certificate(s) prior to such time, then the amount allocated with respect to such Participating Stockholder will be paid to the Representative on behalf of such Participating Stockholder (and distributed thereto upon delivery of such executed and completed Letter of Transmittal and Surrendered Certificate(s)).
Upon payment of the amounts provided in this Section 1.10(e) in accordance herewith, none of the Parties may make or assert any claim under this Section 1.10.
(f)    Cooperation. During the period of time from and after the Closing Date through the final determination and payment of the Final Closing Date Merger Consideration in accordance with this Section 1.10, Parent shall afford, and shall cause the Group Companies to afford, to the Representative and any accountants, counsel or financial or other advisers retained by the Representative in connection with the review of the Closing Date Merger Consideration, and afford to the Accounting Referee in connection with any review by it in accordance with Section 1.10(d)(ii), reasonable access during normal business hours upon reasonable advance notice to all the books, properties, records, contracts, documents, information, personnel and representatives of the Group Companies and their accountants (including the work papers of the Surviving Company’s accountants) relevant to the review or preparation of the Closing Statement and the calculation of the Closing Date Merger Consideration and, if requested by the Representative, shall provide any such books, records, contracts, documents and information electronically and in such formats as are requested. The determination of the Closing Date Merger Consideration shall

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not take into account any developments or events taking place after the Closing Date or any actions taken by Parent on its own behalf or on behalf of the Company on or following the Closing Date.
1.11    Other Payments. In order to facilitate the payment of any Other Seller Payments pursuant to this Agreement:
(a)    the Participating Stockholders’ aggregate Pro Rata Share of such funds shall be paid to an account designated by the Representative (on behalf of the Participating Stockholders) for distribution to the Participating Stockholders entitled thereto on a pro rata basis (based on each Participating Stockholder’s Pro Rata Share), subject to such Participating Stockholders delivering to the Representative and Parent a duly completed and executed Letter of Transmittal and Surrendered Certificate(s) prior to such time; and
(b)    (i) with respect to the Optionholders set forth on Schedule 1.11(b)(i), each such Optionholder’s Pro Rata Share of such funds shall be paid to the Surviving Company for further distribution to such Optionholders on a pro rata basis (based on each Optionholder’s Pro Rata Share), subject to applicable withholding Tax, through the Surviving Company’s payroll system no later than the next full payroll cycle of the Surviving Company following the Closing Date and (ii) with respect to the Optionholders set forth on Schedule 1.11(b)(ii), each such Optionholder’s Pro Rata Share of such funds shall be paid directly to an account designated by such Optionholder (such account to be designated by such Optionholder at least two (2) Business Days prior to the Closing Date) at the Closing.
The Parties acknowledge and agree Parent shall have no liability to any Person relating to, or obligation to verify, the allocation of any Other Seller Payment among the Sellers as set forth in this Section 1.11, and upon payment of any Other Seller Payment in accordance with this Section 1.11 or as directed by the Representative, Parent will have satisfied all of its obligations under this Agreement with respect thereto.
1.12    Withholding. Parent, the Company and Escrow Agent shall be entitled to deduct and withhold from the amounts payable pursuant to this Agreement such amounts as it determines it is required to deduct and withhold with respect to the making of such payments under any provision of U.S. federal, state, local or foreign Law and instead shall pay such amount to the applicable Taxing Authority or other applicable Person. Before making any such deduction or withholding described in the previous sentence with respect to payments to Stockholders and Optionholders (except for (a) any withholding required as a result of a failure to deliver the documents described in Section 2.3(h) or (b) any withholding on compensatory payments made in connection with the Transactions), Parent shall give the Representative notice of the intention to make such deduction or withholding, which shall include the authority, basis and method of calculation for the proposed deduction or withholding, at least three (3) Business Days before such deduction or withholding is required in order for the Representative to obtain reduction of, or relief from, such deduction or withholding. To the extent that amounts are properly so withheld by Parent or other withholding agent and paid to the applicable Taxing Authority or other applicable Person, such amounts withheld shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction and withholding was made by Parent or other withholding agent.
1.13    Letters of Transmittal; Option Cancellation Agreements.

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(a)    Promptly following the date hereof but no later than five (5) Business Days after the Effective Time, the Company shall deliver to each Stockholder a Letter of Transmittal in the form of Exhibit C hereto (a “Letter of Transmittal”). Promptly following the receipt by the Representative of the Closing Payment contemplated by Section 1.9(a), the Representative shall deliver to each Stockholder who delivered to the Representative and Parent a duly completed and executed Letter of Transmittal and Surrendered Certificates(s) at least two (2) Business Days prior to the Closing Date (i) the Preferred Amount or (ii) the aggregate Per Participating Share Merger Consideration (as reduced at the Closing by the Per Participating Share Portion of each of the Escrow Amount and the Representative Expense Fund Amount, and subject to adjustment as provided in Section 1.10), as applicable, allocated to each such Stockholder in accordance with the Pre-Closing Statement and to the bank account designated in such Stockholder’s Letter of Transmittal. Following the Closing, but subject to Section 1.13(c), upon delivery by a Stockholder that did not receive such portion of the Closing Payment contemplated by Section 1.9(a) at the Closing pursuant to the immediately preceding sentence to the Representative and Parent of a duly completed and executed Letter of Transmittal and Surrendered Certificate(s), the Representative shall pay to such Stockholder within five (5) Business Days after such delivery, (x) the amounts to which such Stockholder is entitled to pursuant to the immediately preceding sentence and (y) if the Final Closing Date Merger Consideration has been finally determined as of such time, the amounts to which such Stockholder is entitled to pursuant to Section 1.11(a), in each case, by wire transfer of immediately available funds to the account designated by such Stockholder in such Stockholder’s Letter of Transmittal. No interest or dividends will be paid or accrued on the consideration payable to any Stockholder hereunder. Until surrendered in accordance with the provisions of this Section 1.13, the Shares shall represent, for all purposes, only the right to receive an amount in cash equal to the applicable portion of the Merger Consideration payable in respect thereto pursuant to this Agreement.
(b)    In the event that any stock certificate representing the Shares has been lost, stolen or destroyed, upon the making of a customary affidavit of that fact by the Stockholder claiming such certificate to be lost, stolen or destroyed, the Representative or the Surviving Company, as applicable, will pay, in exchange for the Shares represented by such lost, stolen or destroyed certificate, the consideration to which such Stockholder would otherwise be entitled pursuant to Section 1.7 without any requirement to post any bond or other security.
(a)    If any amount payable pursuant to Section 1.7(a) or Section 1.7(b) is to be paid to a Person other than the Person to which the certificate surrendered in exchange therefor is registered, it shall be a condition of the payment thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the payment of cash in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.
(b)    Promptly following the date hereof but no later than ten (10) Business Days after the Effective Time, the Company shall deliver to each Optionholder an option cancellation agreement in the form attached hereto as Exhibit J (an “Option Cancellation Agreement”). Promptly following the receipt by the Company of the Closing Payment contemplated by Section 1.9(b), the

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Company shall deliver to each Optionholder set forth Schedule 1.11(b)(i) who delivered to the Representative and Parent a duly completed and executed Option Cancellation Agreement prior to the Closing Date the Option Consideration allocated to each such Optionholder in accordance with the Pre-Closing Statement and no later than the next full payroll cycle of the Surviving Company following the Closing. Following the Closing, with respect to each Optionholder set forth on Schedule 1.11(b)(i) that did not deliver to the Representative and Parent a duly completed and executed Option Cancellation Agreement prior to the Closing Date, the Company shall pay to such Optionholder no later than the next full payroll cycle after such delivery, (x) the amounts to which such Optionholder is entitled to pursuant to the immediately preceding sentence and (y) if the Final Closing Date Merger Consideration has been finally determined as of such time, the amounts to which such Optionholder is entitled to pursuant to Section 1.11(b), in each case, through the Company’s payroll system.
(c)    Promptly following the date that is one (1) year after the Closing Date, the Representative may deliver to the Surviving Corporation all cash delivered to the Representative on behalf of the Stockholders pursuant to this Agreement that is still in its possession at such time, in which case the Representative’s duties with regard to such cash shall terminate. Thereafter, each Stockholder may deliver a duly completed and executed Letter of Transmittal and Surrendered Certificates(s) to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and the Surviving Corporation shall promptly pay, the portion of the Merger Consideration deliverable to such Stockholder in respect of its Surrendered Certificates(s) as determined in accordance with this ARTICLE I without any interest thereon.
1.14    No Liability. Notwithstanding anything to the contrary in this ARTICLE I, none of the Company, Parent, the Representative or the Surviving Company shall be liable to any Person for any amount properly paid in good faith to a public official pursuant to any abandoned property, escheat or similar law.
ARTICLE II
CLOSING
2.1    Closing. Subject to the terms and conditions of this Agreement, the consummation of the Merger and the other Transactions (the “Closing”) shall take place at 10:00 a.m., Eastern Time, at the offices of Sheppard Mullin Richter and Hampton LLP, 2099 Pennsylvania Ave., NW, Suite 100, Washington, DC 20006, on a date to be mutually specified by Parent and the Representative, which shall be no later than the third (3rd) Business Day after the satisfaction or waiver (by the applicable Party hereto in writing) of the conditions set forth in ARTICLE VI (not including conditions which are to be satisfied by actions taken at the Closing but subject to the satisfaction or waiver (by the applicable Party hereto in writing) of those conditions at the Closing) (the date on which the Closing actually occurs, the “Closing Date”). The Parties shall use their reasonable best efforts to complete the Closing through electronic means of communication to avoid the necessity of a physical Closing.
2.2    Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the Parties shall cause to be filed a certificate of merger, executed in accordance with, and in such

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form as is required by, the relevant provisions of the DGCL with respect to the Merger (the “Certificate of Merger”) with the Secretary of State of the state of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties herein and specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).
2.3    Deliveries by the Company and the Representative at Closing. At or prior to the Closing, the Company and/or the Representative, as applicable, shall deliver, or cause to be delivered, to Parent the following:
(a)    the Certificate of Merger, duly executed by the Company;
(b)    payoff letters in a form reasonably acceptable to Parent with respect to the Closing Date Indebtedness to be repaid at Closing in accordance with Section 1.9(e), which payoff letters shall provide for the release of all Liens relating to such Closing Date Indebtedness following satisfaction of the terms contained in such payoff letters;
(c)    a duly and validly executed IRS Form W-9 (or appropriate IRS Form W-8 in the case of any non-U.S. Person) from each payee of payments of Indebtedness or Transaction Expenses (other than the payee of any Taxes);
(d)    the Escrow Agreement, duly executed by the Representative on behalf of the Participating Stockholders and the Optionholders;
(e)    a certificate required to be delivered pursuant to Section 6.2(f);
(f)    evidence of resignation or removal, effective as of the Closing, of the directors and officers of each Group Company;
(g)    evidence of the termination of the Management Services Agreement; and
(h)    (i) a notice to the IRS, in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), dated as of the Closing Date and executed by the Company, together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company after the Closing, and (ii) a certification that the Shares are not “United States real property interests” as defined in Section 897(c) of the Code prepared in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code (in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3)), in each case, validly executed by a duly authorized officer of the Company.
(i)    a certificate, validly executed by the Secretary of the Company, certifying (i) as to an attached copy of the Company Charter and stating that the Company Charter has not been amended, modified, revoked or rescinded, (ii) as to the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder were unanimously approved by the Board of Directors) and (iii) that the Stockholders

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constituting the Requisite Stockholder Vote have approved this Agreement and the consummation of the transactions contemplated hereby;
(j)    a certificate of the Secretary of State of the State of Delaware as to the good standing of the Company as of a date not more than five (5) Business Days prior to the Closing Date;
(k)    the consents from third parties set forth on Schedule 2.3(k) to this Agreement;
(l)    evidence of the termination of the Stockholders Agreement;
(m)    evidence that any and all 401(k) Plans have been terminated pursuant to resolution of the Board of Directors of the Company or the Company’s Affiliate, as the case may be (the form and substance of which shall have been subject to review and approval of Parent, such approval not to be unreasonably withheld), effective as of no later than the day immediately preceding the Closing Date;
(n)    the duly and validly executed Restrictive Covenant Agreements and such agreements shall be in full force and effect as of the Effective Time;
(o)    the duly and validly executed Stockholder Support Agreement, in substantially the form attached hereto as Exhibit I (the “Stockholder Support Agreement”), from Stockholders that own more than 0.5% of the outstanding Common Stock of the Company; and
(p)    with respect to any payments or benefits that the Company determines may constitute a “parachute payment” pursuant to Section 280G of the Code (“Section 280G Payments”), evidence that the Stockholders shall have approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such Section 280G Payments or shall have disapproved such payments and/or benefits, and, as a consequence, no Section 280G Payments shall be paid or provided for in any manner and Parent shall not have any liabilities with respect to any Section 280G Payments.
2.4    Deliveries by Parent and Merger Sub at Closing. At or prior to the Closing, Parent and/or Merger Sub, as applicable, shall deliver, or cause to be delivered, the following:
(a)    to the Representative, the Company and all other payees referenced in Section 1.9, the Closing Payments;
(b)    to the Representative, the R&W Insurance Policy;
(c)    to the Representative, a certificate required to be delivered pursuant to Section 6.3(d); and
(d)    to the Representative, the Escrow Agreement, duly executed by Parent and the Escrow Agent.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth on the disclosure schedule delivered by the Company to Parent and Merger Sub on the date hereof (the “Company Disclosure Schedule”), which are subject to the limitations and qualifications set forth in Section 10.2(c), the Company hereby represents and warrants to Parent and Merger Sub as of the date hereof as follows:
3.1    Organization and Power.
(a)    Each of the Group Companies is a corporation or other legal entity duly formed, validly existing and in good standing under the Laws of its respective jurisdiction of formation. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. Each of the Group Companies has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects.
(b)    Each of the Group Companies is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of its business or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary, except for those jurisdictions where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent a true and correct copy of the Organizational Documents of each Group Company, each as amended to date and each as in full force and effect on the date hereof and no Group Company is in violation of any terms of its respective Organizational Documents. Section 3.1(b) of the Company Disclosure Schedule lists the directors and officers of the Company as of the Date hereof.
3.2    Authorization of Agreement. The execution and delivery of the Transaction Agreements to which the Company is a party, the performance by the Company of its obligations thereunder and the consummation of the Transactions have been duly authorized by the requisite corporate action on the part of the Company and, except for Requisite Stockholder Approval, no further action is required on the part of the Company to authorize the Transaction Agreements. Each of the Transaction Agreements to which the Company is a party has been duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties thereto) each such Transaction Agreement, when so executed and delivered, will constitute, the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, subject to applicable Equitable Principles.
3.3    Conflicts; Consents of Third Parties.
(a)    Except as listed on Section 3.3(a) of the Company Disclosure Schedule, and subject to all Governmental Approvals set forth on Section 3.3(b) of the Company Disclosure Schedule being obtained and effective and all applicable waiting periods expiring or being terminated and all filings and notifications described in Section 3.3(b) of the Company Disclosure

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Schedule being made, none of the execution, delivery and performance by the Company of this Agreement or the other Transaction Agreements to which it is a party or the consummation of the Transactions by the Company will conflict with, violate or constitute a default (with or without notice or lapse of time, or both) under, give rise to a right of termination, modification, cancellation or acceleration of any obligation or loss of any benefit or right under (any such event, a “Conflict”), or otherwise require the consent or waiver of, notice or declaration to, or filing with any Person, including any Governmental Authority, or result in the creation or imposition of any Liens (other than Permitted Liens) pursuant to, any provision of (A) the Organizational Documents of any Group Company; (B) any Material Contract, any Government Contract or any Permit to which any Group Company is a party to or bound by, or by which any Group Company’s properties or assets are bound; or (C) any Law applicable to any Group Company or any decree or Order to which any assets of any Group Company may be bound or subject, except, in the case of clauses (B) and (C), where such conflict, violation or default, consent, waiver, notice, declaration or filing would not, individually or in the aggregate, result in a material liability to the Group Companies, taken as a whole.
(b)    Except as set forth on Section 3.3(b) of the Company Disclosure Schedule, no consent, waiver, approval, waiting period expiration or termination, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority (a “Governmental Approval”) is required on the part of any Group Company in connection with the execution and delivery by the Company of the Transaction Agreements to which it is a party or the consummation of the Transactions by the Company, except for (i) those Government Approvals that, if not obtained, would not, individually or in the aggregate, result in a material liability to the Group Companies, taken as a whole, or (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
3.4    Capitalization; Company Subsidiaries.
(a)    The authorized capital stock of the Company consists of 157,500 shares, consisting of (a) 150,000 shares of Common Stock, and (b) 7,500 shares of Preferred Stock, all of which are designated Series A Preferred Stock. As of the date hereof, there are 60,474 shares of Common Stock issued and outstanding, and 2,940 shares of Series A Preferred Stock issued and outstanding. The Company has reserved 14,943 shares of Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under the Equity Incentive Plan (and has not reserved any shares of capital stock of the Company for issuance under any other plan, agreement or arrangement (whether written or oral, formal or informal), of which 13,834 shares are issuable as of the date hereof upon the exercise of outstanding, unexercised options granted under the Equity Incentive Plan. Section 3.4(a)(i) of the Company Disclosure Schedule sets forth the number and classes of issued and outstanding Securities as of the date of this Agreement, the names of the holders thereof and, the number and class of Securities held by each such holder. All of the Securities have been duly and validly authorized and issued. Except as set forth on Section 3.4(a)(ii) of the Company Disclosure Schedule, there are no outstanding (i) equity interests or voting securities of the Company, (ii) securities convertible or exchangeable into or exchangeable or exercisable for any Securities or other equity interests or voting securities of the Company, (iii) options, warrants or rights (including purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts or rights

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of first refusal), whether created by its Organizational Documents, by Law, Benefit Plan or any other Contracts that contemplates a grant of, or right to purchase or receive, or requires the Company to issue, sell or otherwise cause to become outstanding or to acquire, subscribe for, purchase, repurchase or redeem Securities or other equity interests of the Company or (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. The Securities set forth on Section 3.4(a)(i) of the Company Disclosure Schedule constitute all of the outstanding equity securities or securities convertible into or exchangeable for equity securities of the Company.
(b)    To the Knowledge of the Company, the Company has not suffered or incurred any liability (contingent or otherwise) or claim, loss, damage, deficiency, material cost or material expense relating to or arising out of the issuance or repurchase of any capital stock of the Company or options or warrants to purchase capital stock of the Company, or out of any agreements or arrangements relating thereto (including any amendment of the terms of any such agreement or arrangement). There are no declared or accrued but unpaid dividends with respect to any shares of capital stock of the Company, except for the accrued or declared but unpaid “Senior Dividends” (as such term is defined in the Company Charter) with respect to each issued and outstanding share of Series A Preferred Stock, which amount is included in and payable as a portion of the Preferred Amount.
(c)    Section 3.4(c) of the Company Disclosure Schedule sets forth a true and correct list of all direct and indirect Subsidiaries of the Company (each a “Company Subsidiary” and together, the “Company Subsidiaries”), listing for each such Company Subsidiary (i) its name, (ii) its jurisdiction of organization and (iii) the number and type of its issued and outstanding equity interests. The Company has no Subsidiaries other than the Company Subsidiaries. Except for the Company Subsidiaries or as set forth on Section 3.4(b) of the Company Disclosure Schedule, no Group Company owns, or holds the right to acquire, any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person. Since January 21, 2016, none of the Group Companies acquired any stock, partnership interest, joint venture interest or other equity ownership interest in any Person. All of the issued and outstanding equity interests of each of the Company Subsidiaries have been duly and validly authorized and issued and are owned (either directly or indirectly) by the Company or one of the Company Subsidiaries, free and clear of any Liens (other than Permitted Liens and limitations imposed by their Organizational Documents or any applicable securities Laws). Except as otherwise set forth in Section 3.4(b) of the Company Disclosure Schedule, there are no outstanding (w) equity interests or voting securities of any Company Subsidiary, (x) securities convertible or exchangeable into equity interests of any Company Subsidiary, (y) options, warrants or rights (including purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts or rights of first refusal) or other Contracts that require any Company Subsidiary to issue, sell or otherwise cause to become outstanding or to acquire, subscribe for, purchase, repurchase or redeem any equity interests of such Company Subsidiary or (z) stock appreciation, phantom stock, profit participation or similar rights with respect to any Company Subsidiary.
(d)    Except for this Agreement and as set forth on Section 3.4(d) of the Company Disclosure Schedule, the Company is not a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilution rights, rights of first refusal or any similar rights with respect to any securities of the Company.

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(e)    All of the Securities have been issued in material compliance with all federal and state securities Laws. All of the issued and outstanding equity interests of each of the Company Subsidiaries have been issued in material compliance with all federal and state securities Laws.
3.5    Financial Statements.
(a)    The Company has made available to Parent the following financial statements (collectively, the “Company Financial Statements”):
(i)    the audited consolidated balance sheets of the Company as of the fiscal years ended March 30, 2018 and April 1, 2017, and the related consolidated statements of operations, consolidated statements of stockholders’ equity and consolidated statements of cash flows of the Company for the fiscal years then ended (collectively, the “Company Audited Financial Statements”); and
(ii)    an unaudited consolidated balance sheet of the Company as of November 24, 2018, and the related unaudited statements of operations and cash flows of the Company for the eight (8)-month period then ended.
November 24, 2018 shall be referred to herein as the “Balance Sheet Date”, the balance sheet of the Company as of such date shall be referred to herein as the “Balance Sheet”.
(b)    Except as set forth in Section 3.5(b) on the Company Disclosure Schedule, the Company Financial Statements have been prepared in accordance with GAAP except that, in the case of the unaudited Company Financial Statements, such unaudited Company Financial Statements (i) may be subject to normal year-end adjustments and (ii) may not contain footnotes that may be required by GAAP. The Company Financial Statements present fairly, in all material respects, the consolidated financial condition and results of operations and cash flows of the Group Companies as of the dates and for the periods indicated therein. The Company Financial Statements have been prepared from, and in accordance with, the books and records of the Group Companies.
(c)    The Accounts Receivable of the Company on the Balance Sheet or that have arisen since the Balance Sheet Date have arisen from bona fide arm’s length transactions in the Ordinary Course of Business. Section 3.5(c)(i) of the Company Disclosure Schedule sets forth all Accounts Receivable that are more than sixty (60) days past due as of the end of the fiscal month immediately preceding the date hereof, and of all such Accounts Receivable classified as doubtful accounts. Except as set forth on Section 3.5(c)(ii) of the Company Disclosure Schedule, the Company has no Accounts Receivable from any Person that is an Affiliate of the Company or from any equity holder, director, officer or employee of any of the Group Companies or any Affiliate thereof. All Accounts Payable of the Company have arisen in the Ordinary Course of Business. Since the Balance Sheet Date, the Company has paid its Accounts Payable in the Ordinary Course of Business. Except as set forth on Section 3.5(c)(iii) of the Company Disclosure Schedule, the Company has no Accounts Payable due to any Person that is an Affiliate of any Group Company or from any equity holder, director, officer or employee of any Group Company or any Affiliates thereof.

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3.6    Undisclosed Liabilities; Indebtedness.
(a)    Except as set forth on Section 3.6(a) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries have any liabilities, indebtedness, expense, claim, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or otherwise (and whether or not required to be reflected on the Balance Sheet or in the notes thereto in accordance with GAAP and were not so reflected), other than (i) as disclosed in, set forth on, or reflected or reserved against in the Company Financial Statements, (ii) those incurred in the Ordinary Course of Business since the Balance Sheet Date, (iii) those included in the calculation of the Closing Payments, or (iv) those that are repaid, terminated, forgiven, settled, cancelled or otherwise extinguished at Closing pursuant to the terms of Section 1.9(e) this Agreement.
(b)    Section 3.6(b) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all Indebtedness of the Group Companies.
3.7    Internal Controls. The Company maintains accurate books and records reflecting its income, assets and liabilities and maintains proper and adequate internal accounting controls which provide reasonable assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company in accordance with GAAP and to maintain accountability for the Company’s consolidated assets; (c) the reporting of the Company’s assets is compared with existing assets as necessary to permit preparation of the consolidated financial statements of the Company in accordance with GAAP and to maintain accountability for the Company’s consolidated assets, (d) accounts, notes and other receivables and inventory are recorded accurately, and adequate procedures are implemented to effect the collection thereof on a timely basis and (e) there are adequate procedures in place regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets. As of the date of this Agreement, to the Knowledge of the Company, (i) there are no significant deficiencies in the design or operation of the Company’s internal controls over financial reporting which could adversely affect in any material respect the Company’s ability to record, process, summarize and report consolidated financial data or material weaknesses in internal controls over financial reporting and (ii) and since January 21, 2016, there has been no fraud, whether or not material, that involved management or, to the Company’s Knowledge, other employees of the Company who have a significant role in the Company’s internal control over financial reporting.
3.8    Absence of Certain Developments. Except as set forth on Section 3.8 of the Company Disclosure Schedule, between the Balance Sheet Date and the date hereof, (a) the business of the Group Companies has been conducted in all material respects in the Ordinary Course of Business, (b) there has not been any Company Material Adverse Effect and (c) there has not occurred any action, omission, event, occurrence or circumstance that had it occurred or failed to occur after the date of this Agreement would have required the consent of Parent under Section 5.1(e) of this Agreement.
3.9    Legal Proceedings. Except as set forth on Section 3.9 of the Company Disclosure Schedule, there are no pending or, to the Knowledge of the Company, threatened, Legal Proceedings

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against any Group Company. There is no Order, or, to the Knowledge of the Company, threatened Order, imposed upon any of the Group Companies. None of the Group Companies has any suit, litigation, arbitration, claim, charge, grievance, action or proceeding pending against any Governmental Authority or other Person.
3.10    Compliance with Laws; Permits.
(a)    Except as set forth on Section 3.10(a) of the Company Disclosure Schedule, each Group Company is, and since January 21, 2016 has been, in compliance with all Laws applicable to their respective businesses or operations, except for such instances of noncompliance that would not, individually or in the aggregate, result in a material liability of the Group Companies, taken as a whole. None of the Group Companies has received, since January 21, 2016, any written notice from, or is currently the subject of any Legal Proceeding by, any Governmental Authority regarding any violation of or failure to comply with any applicable Law, and, to the Knowledge of the Company, no such Legal Proceeding has been threatened, except as would not, individually or in the aggregate, reasonably be expected to have an adverse impact that is material to the business of the Group Companies, taken as a whole.
(b)    Except as set forth on Section 3.10(b) of the Company Disclosure Schedule, the Group Companies have obtained all Permits that are required for the operation of their respective businesses as presently conducted, other than any such Permits that, if not held by the Group Companies, would not, individually or in the aggregate, reasonably be expected to have an adverse impact that is material to the business of the Group Companies, taken as a whole.
(c)    Without limiting the generality of the foregoing, the Group Companies are, and have been at all times during the five (5) years prior to the date of this Agreement, in compliance in all material respects with the applicable provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any other applicable U.S. or non-U.S. anti-corruption and anti-bribery Laws (collectively, “Anti-Corruption or Anti-Bribery Laws”). No Group Company (including any of their officers, directors, and, to the Company’s Knowledge, agents, employees or other Person associated with or acting on their behalf) has, during the five (5) years prior to the date of this Agreement, directly or indirectly, used any funds for unlawful contributions, gifts, services of value, entertainment or other unlawful expenses, made, offered or promised to make any unlawful payment or gave or promised to give, anything of value to any Person or to any foreign or domestic government officials or employees or made, or promised to make any contribution, bribe, rebate, gift, payoff, influence payment, kickback or other similar unlawful payment or other advantage, or taken any action which would cause it to be in violation of any Anti-Corruption or Anti-Bribery Laws. No Group Company (including any of their officers, directors, and, to the Knowledge of the Company, agents, employees or other Person associated with or acting on their behalf) has, during the five (5) years prior to the date of this Agreement, directly or indirectly, requested or agreed to receive or accepted any unlawful contributions, gifts, services of value, advantage, entertainment or other unlawful expenses, contribution, bribe, rebate, gift, payoff, influence payment, kickback or other similar unlawful payment, or similar incentive which would cause it to be in violation of any Anti-Corruption or Anti-Bribery Laws. Neither the Company, nor, any director, officer, nor, to the Knowledge of the Company, employee or agent of any Group Company acting on behalf of the Company has, during the five (5) years prior to the date of this Agreement, offered, nor made,

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promised to make, authorized the making of any gift or payment of money or anything of value either directly or indirectly to any Person, or to any officer or employee of a Governmental Authority, or to any Person acting in an official capacity for or on behalf of any such Governmental Authority or to any political party or candidate for political office (all of the foregoing individuals being individually and collectively referred to herein as “Officials”) for purposes of (i) influencing any act or decision of any Person, or such Official in his or her official capacity, or (ii) inducing any Person or such Official to do or omit to do any act in violation of the lawful duty of such Person or Official, or (iii) inducing such Person or Official to use his or her influence improperly including with a Governmental Authority to affect or influence any act or decision of such Governmental Authority in order to obtain, retain or direct or assist in obtaining, retaining or directing business to the Company, which would cause it to be in violation of any Anti-Corruption or Anti-Bribery Laws. Except as set forth on Section 3.10(c) of the Company Disclosure Schedule, no officer, director or, to the Knowledge of the Company, employee or holder of any financial interest in any Group Company or any Affiliate thereof, is currently an Official. There are no pending or, to the Company’s Knowledge, threatened Legal Proceedings against the Company with respect to any Anti-Corruption or Anti-Bribery Laws. To the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to any Group Company’s activities that would reasonably be expected to give rise to any future Legal Proceedings against the Company under any Anti-Corruption or Anti-Bribery Laws. The Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of Anti-Corruption or Anti-Bribery Laws.
(d)    To the Knowledge of the Company, no Group Company has, during the five (5) years prior to the date of this Agreement, (i) used any Group Company funds to maintain any off-the-books funds or engage in any off-the-books transactions, or (ii) inserted, concealed, or misrepresented corrupt, illegal, improper, or other payments, expenses or other entries in the books and records of the Group Companies.
(e)    No Group Company has, during the five (5) years prior to the date of this Agreement, conducted any internal or government-initiated investigation, or made a voluntary or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption or Anti-Bribery Laws.
(f)    None of the representations and warranties contained in this Section 3.10 shall be deemed to relate to tax matters (which are governed by Section 3.11), environmental matters (which are governed by Section 3.13), Government Contract matters (which are governed by Section 3.15), employee benefits matters (which are governed by Section 3.18) or employment matters (which are governed by Section 3.19).
3.11    Taxes.
(a)    The Group Companies have prepared and timely filed, or caused to be prepared and timely filed, with the appropriate Taxing Authorities, all income and other material Tax Returns required to be filed with respect to the Group Companies since January 21, 2016, taking into account any extensions of time to file. All Tax Returns filed with respect to any Group Company

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since January 21, 2016 were complete and accurate in all material respects and have been prepared in substantial compliance with applicable Law.
(b)    Since January 21, 2016, the Group Companies have timely paid, or caused to be timely paid, all material Taxes (whether or not shown as due and payable on such Tax Returns) with respect to the Group Companies.
(c)    No deficiencies for any Taxes have been proposed, asserted or assessed in writing against any Group Company that are still pending.
(d)    No extensions of the period for assessment of any Taxes are in effect with respect to any Group Company (other than by virtue of extensions of time to file Tax Returns obtained in the Ordinary Course of Business).
(e)    No audit or other examination of any Tax Return of a Group Company is presently in progress and there are no Tax examinations, Tax claims or Tax actions currently pending, asserted or, to the Company’s Knowledge, threatened in writing.
(f)    Since January 21, 2016, no claim has been made in writing, or, to the Company’s Knowledge, verbally, by any Taxing Authority in a jurisdiction where a Group Company does not file Tax Returns with respect to a particular Tax that any Group Company is or may be subject to taxation in such jurisdiction.
(g)    There are no Liens for Taxes upon any of the assets or properties of the Group Companies, except for Liens for Taxes not yet delinquent.
(h)    Since January 21, 2016, no Group Company has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011‑4(b).
(i)    The Group Companies have provided to Parent true, correct and complete copies of all income and other material Tax Returns filed by or with respect to each member of the Group Companies for taxable periods beginning after December 31, 2015.
(j)    The unpaid Taxes not yet due and payable owed by or with respect to, as the case may be, each Group Company: (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of any Group Company in filing its Tax Return. Since the Balance Sheet Date, no Group Company has incurred any liability for Taxes outside the Ordinary Course of Business and all Taxes not yet due and payable for a Pre-Closing Tax Period have been accrued and adequately disclosed and fully provided for in accordance with GAAP on the Financial Statements provided to Parent.
(k)    No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) any change in method of accounting or use of an improper method of accounting for a Pre-Closing Tax Period; (ii) any closing agreement described in Section 7121 of the Code (or similar provision of state, local or foreign Law); (iii) any installment

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sale or open sale transaction disposition made in a Pre-Closing Tax Period; (iv) any prepaid amount received in a Pre-Closing Tax Period; (v) any election by the Company under Section 108(i) of the Code; (vi) any intercompany transaction or excess loss account described in Treasury regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law); or (vii) any other action taken outside of the Ordinary Course of Business for the purpose of deferring a Tax from a Pre-Closing Tax Period to a period following the Closing Date.
(l)    Since January 21, 2016, no Group Company has been a member of a consolidated, combined, unitary or aggregate group of which the Company or any predecessor of the Company was not the ultimate parent corporation. No Group Company has any liability for the Taxes of any Person (other than a Group Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise.
(m)    No Group Company is a party to or bound by any Tax sharing, Tax indemnity or Tax allocation agreement (excluding customary indemnification or reimbursement provisions in any loan or lease, in each case entered in the Ordinary Course of Business and none of the significant purposes of which is related to Taxes) nor does any Group Company have any liability or potential liability to another party under any such agreement.
(n)    No Group Company has any liability for any Taxes pursuant to Section 965 of the Code, or has made any election pursuant to Section 965(h)(1) of the Code to pay any “net tax liability” (as described in Section 965(h)(6) of the Code) in installments.
(o)    Each Group Company is classified as a corporation for U.S. federal income tax purposes.
(p)    Since January 21, 2016, no Group Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.
(q)    There is no power of attorney given by or binding upon with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired and which will be in effect after the Closing.
(r)    Since January 21, 2016, all Taxes which any Group Company is, or has been, required by any Law to withhold or to collect for payment have been duly withheld and collected and have been timely paid to the appropriate Taxing Authority, and the Company has complied with all reporting and record retention requirements related to such Taxes.
(s)    Each of the Shares is or, prior to the Effective Time, will be property that is “substantially vested” under Section 83 of the Code and Treasury Regulations Section 1.83-3(b). A valid election has been made under Section 83(b) of the Code with respect to the issuance of any Share that was not “substantially vested” as of the time of such issuance under Treasury Regulations Section 1.83-3(b). No payment of any consideration in respect of any Share in accordance with this Agreement will result in compensation income to such holder of such Share.

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(t)    Since January 21, 2016, each nonqualified deferred compensation plan (as defined in Section 409A(d)(1) of the Code) has been maintained and operated in compliance with Section 409A of the Code and all applicable IRS guidance issued with respect thereto. No compensation shall be includable in the gross income of any Person as a result of the operation of Section 409A of the Code with respect to any such arrangements or agreements in effect prior to the Closing. Each Option, stock appreciation right, or other similar right to acquire Common Stock or other equity of any Group Company (1) has an exercise price that that is not less than the fair market value of the underlying equity as of the date such Option, stock appreciation right or other similar right was granted, (2) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option, stock appreciation right or other similar right, (3) was granted with respect to a class of stock of the Company that is “service recipient stock” (within the meaning of Section 409A and the proposed or final regulations or other IRS guidance issued with respect thereto), and (4) has been properly accounted for in accordance with GAAP in the Financials.
3.12    Title to Properties.
(a)    None of the Group Companies owns any real property.
(b)    Section 3.12(b) of the Company Disclosure Schedule sets forth a list of all real property (the “Real Property”) leased or licensed, or subleased or sublicensed to, or otherwise used or occupied by any Group Company pursuant to leases, subleases and occupancy agreements thereof (individually, a “Real Property Lease”).
(c)    Except as disclosed on Section 3.12(c) of the Company Disclosure Schedule:
(i)    each Real Property Lease is a legal, valid and binding obligation of the Group Company party thereto (except as enforceability may be limited by applicable Equitable Principles) and, assuming the due authorization and execution by any other party thereto, is in full force and effect; and
(ii)    no Group Company (A) is in material default under any Real Property Lease, or (B) has any Knowledge of any current default by any other party to any Real Property Lease.
3.13    Environmental Matters.
(a)    Except as set forth on Section 3.13(a) of the Company Disclosure Schedule:
(i)    To the Knowledge of the Company, the Group Companies are in compliance with all Environmental Laws applicable to them or their respective businesses or operations, except where the failure to be in compliance would not, individually or in the aggregate, result in a material liability to the Group Companies, taken as a whole.
(ii)    To the Knowledge of the Company, (x) the Group Companies maintain all Permits that are required under Environmental Laws for the operation of their respective businesses as presently conducted (collectively, the “Environmental Permits”) and (y) the Group Companies are not in default or violation of any term, condition or

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provision of any Environmental Permit, except, in the case of clauses (x) and (y), as would not, individually or in the aggregate, result in a material liability to the Group Companies, taken as a whole.
(iii)    Since the Balance Sheet Date, the Group Companies have not received any written notice of a Legal Proceeding or Order alleging that any of the Group Companies are in material violation of or have any material liability for cleanup or remediation of Hazardous Materials under any Environmental Law.
(b)    This Section 3.13 sets forth the sole and exclusive representations and warranties of the Group Companies under this Agreement with respect to Environmental Permits, Environmental Laws, Hazardous Materials, or other environmental matters.
3.14    Material Contracts.
(a)    Excluding Government Contracts, Section 3.14(a) of the Company Disclosure Schedule sets forth a list of all of the following Contracts to which a Group Company is party to or bound by as of the date of this Agreement (other than (a) purchase orders and sale orders issued on the Group Companies’ standard terms and conditions or (b) confidentiality or non-disclosure Contracts entered into in the Ordinary Course of Business) (collectively, the “Material Contracts”):
(i)    Contracts with each current officer, director, employee or service provider of a Group Company who receives annual compensation (excluding bonus and commissions) in excess of $200,000, excluding any option agreement for the grant of Options under the Equity Incentive Plan entered into on the Company’s standard form;
(ii)    Contracts relating to the disposition or acquisition by a Group Company of any operating business, or the equity interests of any other Person;
(iii)    Contracts for or relating to the making of any material loans to another Person;
(iv)    Contracts that (A) involve payment to a Group Company in excess of $250,000, (B) involve payment by a Group Company in excess of $250,000, for any individual Contract during the twelve (12) month period immediately preceding the date hereof or (C) were entered into with a Material Supplier;
(v)    Contracts under which any Group Company is a lessee or lessor of any tangible property (other than real property), except for any such Contract under which the aggregate annual rental payments do not exceed $100,000;
(vi)    Contracts containing covenants of a Group Company prohibiting or limiting the right of any of the Group Companies to compete in any line of business or prohibiting or restricting their ability to conduct its business with respect to any Person in any territory, market or field or any geographic area;

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(vii)    Contracts that constitute a settlement, conciliation, or similar Contract (A) with any Governmental Authority or (B) pursuant to which any Group Company has obligations to pay consideration after the date of this Agreement in excess of $100,000;
(viii)    Contracts that contain “most favored nation” obligations, minimum purchase requirements or commitments or similar restrictions binding on any Group Company;
(ix)    Contracts that provide for indemnification by any Group Company of any current or former director, officer or employee of any Group Company;
(x)    Contracts for which the material breach or termination thereof would reasonably be expected to result in a Company Material Adverse Effect;
(xi)    Contracts that provide for payments that are conditioned, in whole or in part, upon a change of control (or other similar event) of any Group Company;
(xii)    Contracts that constitute a joint venture, joint development, partnership, limited liability company or similar agreement or arrangement with any Person (other than a Group Company);
(xiii)    Contracts for the lease of personal property or equipment having a value in excess of $25,000 individually or $50,000 in the aggregate;
(xiv)    Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien (other than a Permitted Lien) on any of the assets of the Company or any Company Subsidiary, including indentures, guarantees, loan or credit agreements (except for (x) those being terminated or cancelled in connection with the Closing and (y) security agreements ancillary to any Lease of personal property with respect to the property so Leased); and
(xv)    Contracts for the development of Intellectual Property or Technology.
(b)    Except as set forth on Section 3.14(b) of the Company Disclosure Schedule, each Material Contract is in full force and effect and is a legal, valid, and binding obligation of the Group Company party thereto and, to the Knowledge of the Company, the other party or parties thereto, except (i) as enforceability may be limited by applicable Equitable Principles or (ii) where the failure to be legal, valid binding or enforceable would not, individually or in the aggregate, result in a material liability to the Group Companies, taken as a whole. Except as set forth on Section 3.14(b) of the Company Disclosure Schedule, true and correct copies of each written Material Contract (including all amendments, modifications, extensions, renewals and guaranties with respect thereto) have been made available to Parent. No Group Company is a party to any Material Contract other than those set forth on Section 3.14(a) of the Company Disclosure Schedule.
3.15    Government Contracts.
(a)    Section 3.15(a) of the Company Disclosure Schedule sets forth (i) a list of each active Government Contract other than purchase orders, task orders, delivery orders, and any

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other types of orders for products or services, regardless of how denominated, and the name of the counterparty and (ii) a complete list of each active Government Bid for prime contract for which a contract award has not been made as of the date of this Agreement.
(b)    Except as set forth on Section 3.15(b) of the Company Disclosure Schedule, with respect to each active Government Contract or active Government Bid, as applicable, at all times during the six (6) years prior to the date of this Agreement:
(i)    Each Group Company has complied in all material respects with the terms and conditions of each Government Contract;
(ii)    Each Group Company has complied in all material respects with all applicable Laws pertaining to each Government Contract and each Government Bid, including but not limited to all applicable provisions of the Cost Accounting Standards, Service Contract Act, Federal Acquisition Regulation (“FAR”) and any applicable agency supplement thereto, and Truth in Negotiations Act;
(iii)    No Government Contract or Government Bid was based on any Group Company certifying as any type of small, woman-owned, veteran-owned or minority-owned business, or any other preferential status afforded by Part 19 of the FAR or any similar statute or regulation; and
(iv)    All representations and certifications made in a Government Contract or Government Bid were accurate in all material respects when made and, to the extent required, have been updated as of the date of this Agreement.
(c)    Except as set forth on Section 3.15(c) of the Company Disclosure Schedule at all times during the six (6) years prior to the date of this Agreement:
(i)    No written termination for default, cure notice, or show cause notice has been received by any Group Company in connection with any Government Contract.
(ii)    No Group Company has received from a Governmental Authority a notice in writing that any Group Company, or any of officers, directors, employees, or agents thereof have materially breached any applicable Laws pertaining to a Government Contract.
(iii)    No money due to the Group Companies by a Governmental Authority under any Government Contract has been withheld or set off against any other obligations.
(iv)    No Group Company has received any written adverse or negative Contractor Performance Assessment Reports under any Government Contract.
(v)    No reasonable basis exists to give rise to a claim for a violation of the civil or criminal False Claims Act by the Group Companies in connection with the performance of a Government Contract.
(vi)    No Group Company has received written notice that any Group Company or any officers, directors, or employees thereof are or have been under any

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criminal, civil, or administrative investigation with respect to any Government Contract or Government Bid.
(vii)    No Group Company has received written notice that a Governmental Authority has disallowed costs or is currently challenging costs of any Group Company in connection with a Government Contract.
(viii)    No Group Company has made a voluntary disclosure of any wrongdoing or a mandatory disclosure to a Governmental Authority, in each case, relating to a Government Contract, and no facts presently exist that require mandatory disclosure under the FAR.
(ix)    Neither the Group Companies, nor any Principals thereof (as defined in FAR 52.209-5(a)(2)): (A) have been suspended or debarred from doing business with a Governmental Authority, (B) have received a written finding of non-responsibility or ineligibility from contracting with a Governmental Authority, or (C) have received any written notice of any pending debarment, suspension or exclusion proceeding that has been initiated against any Group Company or any of its respective predecessors or Principals (as defined in FAR 52.209-5(a)(2)).
(x)    There are no existing, unmitigated organizational conflicts of interest as defined by the FAR related to a Government Contract.
(xi)    No payment has been made by any Group Company to any Person other than a bona fide employee or agent as defined by FAR Subpart 3.4 that was or is contingent upon the award of a Government Contract.
(xii)    There are no outstanding claims or disputes between a Group Company, on the one hand, and any Governmental Authority, prime contractor, subcontractor, supplier, vendor, or third party, on the other hand, relating to a Government Contract.
3.16    Personal Property. Except as set forth in Section 3.16 of the Company Disclosure Schedule, each of the Group Companies has good and valid title to (or a valid leasehold interest in) the tangible personal property currently used in the conduct of the business of such Group Company (other than items of tangible personal property that individually or in the aggregate are immaterial to the operation of such business), and such title or leasehold interests are free and clear of all Liens (other than Permitted Liens). All items of tangible personal property that are material to the operation of the business of the Group Companies are in satisfactory operating condition and repair (ordinary wear and tear excepted).
3.17    Intellectual Property.
(a)    “Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by any Group Company. “Owned Technology” means all Technology that is owned or purported to be owned by any Group Company. All Intellectual Property and Technology that is used in or necessary to the conduct of business of the Group Companies as

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currently conducted is either (i) Owned Intellectual Property, (ii) Owned Technology, or (iii) licensed to the relevant Group Company.
(b)    Section 3.17(b)(i) of the Company Disclosure Schedule sets forth a list of all Owned Intellectual Property constituting active or pending United States and international: (i) patents and patent applications, (ii) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks, (iii) registered Internet domain names and (iv) registered copyrights and applications for copyright registration, registered or filed by or in the name of any Group Company with a Governmental Authority (collectively, the “Scheduled IP”), and all actions that are required to be taken by the Company within sixty (60) days following the date of this Agreement in order to avoid material prejudice to, material impairment or abandonment of such Scheduled IP. The Scheduled IP is subsisting and valid and enforceable. Except as set forth on Section 3.17(b)(ii) of the Company Disclosure Schedule, there is no pending claim by any third party contesting the ownership or use by any of the Group Companies of any Owned Intellectual Property, except as would not, individually or in the aggregate, result in a material liability to the Group Companies.
(c)    Except as set forth on Section 3.17(c) of the Company Disclosure Schedule, to the Knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement, misappropriation or other violation of any Owned Intellectual Property by any third party, and neither the Company nor any Company Subsidiary has brought any Action or sent any notices to any third party regarding the foregoing. The operation of each Group Company’s business as conducted since January 21, 2016 and as currently conducted, including the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision or use of any Company Product (including those scheduled for commercial release within ninety (90) days following the date of this Agreement) or Owned Intellectual Property, has not and does not infringe, misappropriate or otherwise violate any third party Intellectual Property; and to Company’s Knowledge, the conduct of such business by the Company’s predecessor in interest did not infringe, misappropriate or violate any third party Intellectual Property. Neither the Company nor any Company Subsidiary has, in the five (5) years prior to the date of this Agreement, been sued in any Action or received any written communications alleging that any Group Company has infringed, misappropriated, or otherwise violated any Intellectual Property of any other Person or entity. No Owned Intellectual Property or Company Product is subject to any Action, Order, settlement agreement or right that materially restricts the use, transfer or licensing thereof by the Company, any Subsidiary, or that materially affects the validity, use or enforceability of any Owned Intellectual Property or Company Product.
(d)    Section 3.17(d)(i) of the Company Disclosure Schedule separately lists and identifies (i) all Software that constitutes Owned Intellectual Property or Owned Technology (the “Company Software”) and (ii) all Company Products that are currently made available for use or purchase, or are currently supported or under warranty, by any Group Company, including any Company Software or Company Product currently under development and scheduled for commercial release within ninety (90) days following the date of this Agreement. Except as set forth on Section 3.17(d)(ii) of the Company Disclosure Schedule, all right, title and interest in and to the Owned Intellectual Property, Owned Technology, Company Software, Company Products

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and all other tangible and intangible assets set forth in the Company Financial Statements is owned by a Group Company free and clear of all Liens except for Permitted Liens. Neither the Company nor any Subsidiary has, in the five (5) years prior to the date of this Agreement, transferred ownership of any Owned Intellectual Property to any third party. There is no exclusive licensee of any Owned Intellectual Property. Except as set forth on Section 3.17(d)(iii) of the Company Disclosure Schedule, none of the inventions claimed in the patents and patent applications set forth on Section 3.17(b)(i) of the Company Disclosure Schedule, and none of the Company Software programs, were developed by any Group Company (or by any developer, inventor or other contributor to such inventions or programs) (i) operating under any grants from any Governmental Authority or agency, university or private source, (ii) performing research sponsored by any Governmental Authority or agency, university or private source or (iii) subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect the Company’s rights in, or give any such third party rights in or to, such patents or patent applications or Company Software. The Company Software performs in all material respects in accordance with the documentation and other written materials related thereto and, to the Knowledge of the Company, is free from any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such Company Software. The relevant Group Company has secured from each developer, inventor or other contributor to any Owned Intellectual Property (each, an “Author”) unencumbered and unrestricted exclusive ownership of, all of the Author’s right, title and interest in and to all Intellectual Property and Technology developed by or for the Company or any Group Company by such Author.
(e)    Except for licenses for Commercial-Off-The-Shelf Software that is not incorporated into or distributed with any Company Software or Company Product, and except for Open Source Materials, Section 3.17(e)(i) of the Company Disclosure Schedule sets forth a complete list of all licenses under which any Group Company is a licensor or licensee or otherwise is authorized to use (or has granted an option to use or acquire) any Intellectual Property that (i) requires the relevant Group Company to pay royalties or similar volume or milestone-based payments, (ii) is incorporated into or distributed with any Company Software or Company Product, or (iii) is otherwise material. All such licenses are in full force and effect, and are binding obligations of the Group Company party thereto and, to the Knowledge of the Company, the other party or parties thereto, except (i) as enforceability may be limited by applicable Equitable Principles or (ii) where the failure to be legal, valid, binding or enforceable would not have a Company Material Adverse Effect. No Group Company that is a party to such license is in default under any such license, and to the Knowledge of the Company, no other party or parties to any such license is in default thereunder. Neither the entry into this Agreement nor the consummation of the Transactions will result in the modification, cancellation, termination, suspension of, or acceleration of any payments, rights, obligations or remedies with respect to any such license, or give any counter-party thereto the right to do any of the foregoing. Except as set forth on Section 3.17(e)(ii) of the Company Disclosure Schedule, no such license grants any third party the right to sublicense any Owned Intellectual Property.

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(f)    Except as set forth on Section 3.17(f) of the Company Disclosure Schedule, no third party that has licensed Intellectual Property to any Group Company has ownership or license rights to improvements or derivative works made by or for any Group Company under such license. None of the execution of this Agreement or performance and consummation of any of the Transactions will result in: (i) Parent or any of its Affiliates granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, Parent or any of its Affiliates, (ii) Parent, or any of its Affiliates, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses as a result of any Contract under which any Group Company is bound, (iii) Parent or the Surviving Company being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or (iv) any termination of, or other material impact to, any Owned Intellectual Property.
(g)    The Group Companies have taken commercially reasonable efforts to maintain the secrecy of their trade secrets. No trade secret material to the business of the Group Companies as presently conducted has been authorized to be disclosed, nor has been actually disclosed, other than pursuant to a binding and enforceable nondisclosure agreement or other obligation of confidentiality restricting the disclosure and use of such trade secrets.
(h)    “Company Source Code” shall mean, collectively, any Software source code or database specifications or designs, or any material proprietary information or algorithm contained in or relating to any Company Software. Neither the Company nor any Subsidiary has disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code, other than (i) in connection with a Government Contract, or (ii) disclosures to Authors subject to a written confidentiality agreement. No event has occurred and, to the Knowledge of the Company, no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Subsidiary of any Company Source Code, other than disclosures to employees and consultants involved in the development of Company Products. Without limiting the foregoing, neither the execution nor performance of this Agreement nor the consummation of any of the Transactions will result in a release from escrow or other delivery to a third party of any Company Source Code.
(i)    Except as set forth on Section 3.17(i) of the Company Disclosure Schedule, the Company has not (A) incorporated Open Source Materials into, or combined Open Source Materials with, the Owned Intellectual Property or Company Products, (B) distributed Open Source Materials in conjunction with any Owned Intellectual Property or Company Products or (C) used Open Source Materials, in such a way that, with respect to clauses (A), (B) or (C), creates, or purports to create, obligations for the Company with respect to any Owned Intellectual Property or grant, or purport to grant, to any third party any rights or immunities under any Owned Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) be licensed for the purpose of making derivative works or (z) be redistributable at no charge). “Open Source Materials” shall mean software or other material that is distributed as “free software,”

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“open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).
3.18    Employee Benefit Plans.
(a)    Section 3.18 of the Company Disclosure Schedule sets forth a list of each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan, and each other pension, retirement, profit-sharing, deferred compensation, employment, equity or equity-based compensation, health and welfare, severance pay, vacation, bonus, incentive compensation and fringe benefit plan, program, Contract or agreement (i) that is or has been adopted, maintained by, sponsored or contributed to by the Group Companies and under or with respect to which any Group Company continues to have any liability or obligation (whether contingent or otherwise), (ii) under which any current or former employee, director or other service provider of any Group Company (or any dependent thereof) is eligible to receive benefit or otherwise participate or (iii) under or with respect to which any Group Company has any liability or obligation, (each a “Benefit Plan,” and collectively, the “Benefit Plans”). No Benefit Plan is subject to the Laws of any jurisdiction outside the United States.
(b)    With respect to each Benefit Plan, the Company has provided or made available to Parent the following to the extent applicable: (i) the plan document (or, in the case of an unwritten Benefit Plan, a written description thereof) and all amendments thereto; (ii) the most recent summary plan description (and any summaries of material modifications with respect thereto); (iii) the most recent annual report on Form 5500 (with schedules and attachments); (iv) the most recent IRS opinion or determination letter; and (v) all communications within the preceding twelve (12) months that are material to any employee or employees relating to any Benefit Plan and any proposed Benefit Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events; (vi) all material and non-routine correspondence to or from any Governmental Authority relating to any Benefit Plan; (vii) if such Benefit Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof; and (viii) accurate and complete copies of all material service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements.
(c)    Since January 21, 2016, no Group Company nor any of their ERISA Affiliates has maintained, established, sponsored, participated in, had any liability with respect to or had any obligation to contribute to any: (23) plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (23) “multiemployer plan” within the meaning of Section 3(37) of ERISA; (23) “multiple employer plan” (within the meaning of Section 413(c) of the Code) or (iv) “multiple employer welfare arrangement”.
(d)    Each Benefit Plan is, and has been, established, operated, administered and maintained in compliance in all material respects with its terms and in compliance in all material

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respects with ERISA, the Code and all other applicable Laws. Any Benefit Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter valid as to the Company, if applicable) with respect to its qualified status under the Code, and to the Knowledge of the Company, there is not and there has not, since January 21, 2016, been any event, condition or circumstance that could result in disqualification under the Code. To the Knowledge of the Company, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA, has occurred since January 21, 2016 with respect to any Benefit Plan. Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability to Parent, any Group Company or any Affiliate of any such Person (other than ordinary administration expenses and payment of any accrued and vested compensation or benefits due thereunder). All material contributions, premiums and expenses to or in respect of each Benefit Plan have been timely paid in full or, to the extent not yet due, have been adequately accrued on the Balance Sheet.
(e)    No claim, Legal Proceeding, investigation, audit or other action (other than routine claims for benefits in the Ordinary Course of Business) is pending, or, to the Knowledge of the Company, threatened or reasonably anticipated against any Benefit Plan, the assets of any such Benefit Plan or any fiduciary or service provider thereof.
(f)    No Group Company has any obligation or liability (whether contingent or otherwise) to provide retiree health, welfare or other non-pension benefits to any current or former employee of any Group Company after their employment or service is terminated, except as may be required by Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or any similar Law requiring group health plan continuation coverage or pursuant to the terms of an individual employment agreement set forth on Section 3.18(f) of the Company Disclosure Schedule.
(g)    Except as set forth on Section 3.18(g) of the Company Disclosure Schedule, since January 21, 2016, no Group Company has maintained, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).
(h)    Except as set forth on Section 3.18(h) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions could (whether alone or in combination with another event, whether contingent or otherwise) (i) result in any bonus, severance or other payment or obligation to any current or former employee or other service provider of any Group Company (whether or not under any Benefit Plan); (ii) increase the benefits payable or provided to, or result in a forgiveness of any indebtedness of, any current or former employee or other service provider of any Group Company under any Benefit Plan; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other similar benefit under any Benefit Plan; or (iv) result in the payment of any amount that could, individually or in combination with any other such payment, result in an “parachute payment” within the meaning of Section 280G of the Code.
3.19    Employee Matters.
(a)    Section 3.19(a) of the Company Disclosure Schedule sets forth a complete

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and accurate list of all current employees as of two (2) Business Days prior to the date of this Agreement, including: (a) title; (b) employment type (regular, term, temp); (c) status (full-time, part-time, leave of absence); (d) rate of pay; (e) bonus potential; (f) on target earnings; (g) total compensation; (h) scheduled bonuses; (i) accrued but unused vacation or paid time off balance (provided, that such accrual shall be as of December 28, 2018); (j) accrued but unused sick leave balance (unless included within paid time off); (k) exempt/nonexempt overtime status; (l) hire date; (m) location; (n) manager; (o) immigration status; and (p) name.
(b)    The Group Companies are each in compliance in all material respects with all applicable Laws regarding employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and, in each case, with respect to employees: (i) has, since January 21, 2016, withheld and reported all amounts required by applicable Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii)  is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, threatened or reasonably anticipated against any Group Company, or any of their employees relating to any employee, or agreements entered into with any employees. There are no pending or threatened claims or actions against any Group Company, any Company trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term disability policy. No Group Company is party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or Governmental Authority with respect to employment practices. Except as otherwise set forth in Section 3.19(b) of the Disclosure Schedule, the services provided by each Group Company’s employees are terminable at the will of the applicable Group Company. No Group Company has any material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.
(c)    No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against any Group Company is pending, or, to the Knowledge of the Company, threatened, or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any labor union to organize any employees. There are no actions, suits, claims, labor disputes or grievances pending or threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither the Company nor any of its Subsidiaries is presently a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary has, since January 21, 2016, taken any action which would constitute a "plant closing" or "mass layoff" within the meaning of the WARN Act or similar state

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or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local Law.
(d)    To the Knowledge of the Company, no stockholder, director, officer, or Employee of the Company or any of its Subsidiaries is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or any of its Subsidiaries or that would interfere with the Company’s business.
3.20    Transactions With Related Parties. Except as set forth on Section 3.20 of the Company Disclosure Schedule, no present officer, director, member or stockholder of any of the Group Companies, nor any Affiliate of any Group Company (each a “Related Party”), is currently a party to any transaction or Contract with a Group Company, other than (i) employment or consulting agreements entered into with individuals in the Ordinary Course of Business, (ii) Contracts with respect to the acquisition by, or merger with, a Group Company, where the seller or surviving company (or an Affiliate of the seller or surviving company) thereunder became a Related Party in connection with such transaction (excluding for these purposes Contracts pursuant to which any Group Company has ongoing liability for earn-outs, contingent payments or other similar ongoing payments or obligations), (iii) Contracts entered into in the Ordinary Course of Business on an arm’s length basis and (iv) Contracts which will be terminated at or prior to Closing.
3.21    Insurance. Section 3.21 of the Company Disclosure Schedule contains a list of all material insurance policies owned or held by or on behalf of the Group Companies as of the date of this Agreement (the “Insurance Policies”). All Insurance Policies are in full force and effect and the Group Companies have complied in all material respects with the provisions of such policies since January 21, 2016. All premiums due and payable on the Insurance Policies have been paid as of the date hereof. Neither the Company nor any of the Company Subsidiaries have received a written notice of cancellation of any Insurance Policy.
3.22    Financial Advisors. Except as set forth on Section 3.22 of the Company Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder, agent, investment banker or financial advisor for the Sellers or the Group Companies and no Person other than those Persons set forth on Section 3.22 of the Company Disclosure Schedule is entitled to any fee or commission or like payment based on the arrangements made by the Sellers, the Company or any of the Company Subsidiaries in connection with the Transaction.
3.23    Privacy and Data Security.
(a)     Each Group Company materially complies with Applicable Privacy and Security Laws, and with privacy and information security obligations to which it is subject under Contract, privacy policy or privacy and information security obligations to its customers, data subjects, or other Persons, under contract or online terms of use. Since January 21, 2016, no Group Company has received any written notice from any Governmental Authority that it is under investigation for a material violation of any of the Applicable Privacy and Security Laws. To the Knowledge of the Company, no circumstance has arisen as a result of which, pursuant to Applicable

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Privacy and Security Laws or the terms of a Government Contract, the Company would be required to notify a Governmental Authority or data subject of a data security breach or security incident.All computer systems, including the Company Software, firmware, hardware, networks, interfaces, and related systems owned or licensed by the Group Companies (collectively, the “Business Systems”) are sufficient for the needs of their business as currently conducted and, to the Knowledge of the Company, as currently proposed to be conducted, having sufficient capacity and maintenance and support requirements to satisfy the requirements of the business of the Group Companies with regard to information and communications technology, data processing and communications. In the last eighteen (18) months, (i) there has been no material disruption, interruption or outage to any material Business System, (ii) no material part of the Business Systems has been prone to material malfunction or error, and (iii) there have been no unauthorized material breaches of the security of the Business Systems. The Group Companies have safeguarded their Business Systems with information security controls, and disaster recovery and business continuity practices.
3.24    Restrictions on Business Activities.
(a)    Except as set forth on Section 3.14(a)(vi) or Section 3.24(a) of the Company Disclosure Schedule, to the Company’s Knowledge, there is no Contract, non-competition or otherwise, or Order to which any Group Company is a party or which is otherwise binding on a Group Company that has the effect of prohibiting or materially restricting any acquisition of property (tangible or intangible) by a Group Company, the conduct of business by a Group Company as currently conducted, or otherwise limiting the freedom of a Group Company to engage in any line of business or to compete with any person.
(b)    Except as set forth on Section 3.14(a)(vi) or Section 3.24(b) of the Company Disclosure Schedule, to the Company’s Knowledge, no Group Company has entered into any Contract under which a Group Company is restricted from selling, licensing, manufacturing or otherwise distributing any of its Owned Intellectual Property or Company Product or from providing services to customers related thereto in any geographic area or in any segment of the market, or from hiring or soliciting potential employees, consultants or independent contractors.
3.25    Security Clearance. Except as may be prohibited by the Industrial Security Manual, Section 3.25 of the Company Disclosure Schedule sets forth all facility and personnel security clearances, and all personnel security clearances held by any officer, director, employee, consultant or agent of the Group Companies. In the five (5) years prior to the date of this Agreement, the Company has not received any written notice from any Governmental Authority of a proposed or threatened termination of any such facility or personnel security clearances other than terminations arising in the Ordinary Course of Business, including, but not limited to: personnel no longer needing access to classified information, a secure facility no longer being needed, personnel leaving a position for which the clearance was originally intended, or routine reviews of security clearances under the Industrial Security Manual.
3.26    Export and Import Control Laws.
(a)    Each Group Company has, at all times in the five (5) years prior to the date of this Agreement, conducted its export and import transactions in material compliance with all applicable Export and Import Control Laws. Without limiting the foregoing: (i) the Company has

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all export licenses, registrations and other approvals required, as of the date hereof, for its exports of products, software, technical data, and technologies under applicable Export and Import Control Laws; (ii) all such licenses, registrations or other approvals are valid, current and in full force and effect; (iii) the Company is in compliance with the terms of all applicable Export and Import Approvals; (iv) in the five (5) years prior to the date of this Agreement, the Company has not received any written communication alleging that it is not or may not be in compliance with, or has, or may have any, liability under any such applicable export licenses, registrations or other approvals, or otherwise in respect of Export and Import Control Laws; (v)  there are no pending or, to the Knowledge of the Company, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company with respect to any Export and Import Control Laws; and (vi) to the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s export or import transactions that may give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under the Export and Import Control Laws.
(b)    In the five (5) years prior to the date of this Agreement, each Group Company has procured appropriate export licenses and approvals prior to releasing, sharing or otherwise exporting any technology or technical data to any foreign nationals, wherever located.
(c)    In the five (5) years prior to the date of this Agreement, the Company has not made any voluntary disclosure to the Directorate of Defense Trade Controls, U.S. Department of State, or voluntary self-disclosure to the Bureau of Industry and Security, U.S. Department of Commerce, or to any other U.S. or foreign Governmental Authority with respect to possible violations of Export and Import Control Laws, and, to the Knowledge of the Company, there is no circumstance or event that requires such a voluntary disclosure or voluntary self-disclosure to be made.
(d)    The Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to comply with the requirements of Export and Import Control Laws.
(e)    In the five (5) years prior to the date of this Agreement, no Group Company has provided, sold to, or otherwise transferred, without any required approval from the U.S. Government, any products, software, hardware, technology, or services, directly or indirectly, to (i) Cuba, Iran, North Korea, Syria, the Crimea region of the Ukraine, or any other country or territory against which the United States maintains an economic embargo in violation of applicable Laws; (ii) any instrumentality, agent, entity, or individual that is acting on behalf of, or directly or indirectly owned or controlled by, any Governmental Authority of such countries in violation of applicable Laws; (iii) nationals of such countries in violation of applicable Laws; or (iv) any organization, entity, or individual appearing on a U.S. Government list of parties with whom companies are prohibited from transacting business including the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are maintained by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the Denied Persons List, Entity List, and Unverified List, which are maintained by the Bureau of Industry and Security of the U.S. Department of Commerce, and the List of Debarred Parties maintained by

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the Directorate of Defense Trade Controls of the U.S. Department of State (the “Prohibited Party Lists”) in violation of applicable Laws.
(f)    None of the Group Companies or their respective owners, directors, officers, or employees (i) appears on a Prohibited Party List or is owned or controlled by an individual or entity that is on the Prohibited Party List; (ii) is the subject to any applicable sanctions administered or enforced by OFAC or any other relevant sanctions authority; or (iii) is located, organized, or resident in a country or territory that is subject to an economic embargo by the U.S. Government (including, without limitation, Cuba, Iran, North Korea, Syria, and the Crimea region of the Ukraine).
(g)    In the four (4) years prior to the date of this Agreement, no Group Company has participated, directly or indirectly, in any boycotts or other similar practices in violation of, or triggering penalties under, the regulations of the U.S. Department of Commerce or Section 999 of the Code.
3.27    Bank Accounts, Letters of Credit and Powers of Attorney. Section 3.27 of the Company Disclosure Schedule lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Group Companies (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each person who has a power of attorney to act on behalf of the Company. The Company has heretofore delivered to Parent true and correct copies of each letter of credit and each power of attorney described in Section 3.27 of the Company Disclosure Schedule.
3.28    Conflict Minerals.
(a)    To the Company’s Knowledge, Section 3.28(a) of the Company Disclosure Schedule lists the names, locations, and contact persons for all smelters and refiners through which their conflict minerals are sourced and accurately identifies which of those smelters and refiners are certified as conflict free. No Group Company has any conflict free smelter or conflict free refiner certificates.
(b)    The Group Companies do not have any conflict minerals policies.
3.29    Customers and Suppliers.
(a)    Section 3.29(a) of the Company Disclosure Schedule sets forth each customer of the Company who accounted for more than $2,000,000 of the revenues of the Company for the fiscal year ended March 24, 2018, and who is expected to account for more than $2,000,000 of the revenues of the Company for the fiscal year ended March 30, 2019 (collectively, the “Customers”). Except to the extent disclosed on Section 3.29(a) of the Company Disclosure Schedule, during the last twelve (12) months, no Customer of the Company has canceled or otherwise terminated its relationship with the Company, or has decreased materially its usage or purchases of the Company Products. Except to the extent disclosed on Section 3.29(a) of the Company Disclosure Schedule,

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no Customer has, to the Company’s Knowledge, any plan or intention to terminate, to cancel or otherwise materially and adversely modify its relationship with the Company or to decrease materially its usage, purchase or distribution of the Company Products.
(b)    Section 3.29(b) of the Company Disclosure Schedule sets forth a list of all suppliers to whom the Company made payments aggregating $500,000 or more during the fiscal year ended March 24, 2018, or expects to make payments aggregating $500,000 or more during the fiscal year ended March 30, 2019, showing, with respect to each, the name, address and dollar volume involved (the “Suppliers”). During the last twelve (12) months, no Supplier has terminated or materially reduced its business with the Company or materially and adversely modified its relationship therewith.
3.30    LIMITATIONS OF REPRESENTATIONS AND WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III AND THE CERTIFICATE DELIVERED PURSUANT TO SECTION 6.2(F) (AS MODIFIED, SUBJECT TO THE LIMITATIONS AND QUALIFICATIONS SET FORTH IN SECTION 10.2(c), IN EACH CASE, BY THE COMPANY DISCLOSURE SCHEDULE) AND EXCEPT IN THE CASE OF FRAUD, THE COMPANY MAKES NO, AND HAS NOT AUTHORIZED ANY OF ITS AFFILIATES TO MAKE ANY OTHER, EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY, THE GROUP COMPANIES OR THE TRANSACTION, AND THE COMPANY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE COMPANY, ANY AFFILIATE OF THE COMPANY OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES AND IF MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON BY PARENT, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF ITS AFFILIATES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III AND THE CERTIFICATE DELIVERED PURSUANT TO SECTION 6.2(F) (AS MODIFIED, SUBJECT TO THE LIMITATIONS AND QUALIFICATIONS SET FORTH IN SECTION 10.2(c), IN EACH CASE, BY THE COMPANY DISCLOSURE SCHEDULE), AND EXCEPT IN THE CASE OF FRAUD, THE COMPANY HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PARENT, MERGER SUB OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PARENT OR MERGER SUB BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF THE COMPANY OR ANY OF ITS AFFILIATES, INCLUDING ANY INFORMATION MADE AVAILABLE IN ANY ELECTRONIC DATA ROOM HOSTED BY THE COMPANY OR ANY OF ITS REPRESENTATIVES IN CONNECTION WITH THE TRANSACTION). EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III AND THE CERTIFICATE DELIVERED PURSUANT TO SECTION 6.2(F), THE COMPANY DOES NOT MAKE ANY REPRESENTATIONS OR

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WARRANTIES TO PARENT OR MERGER SUB REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS CONDUCTED BY THE GROUP COMPANIES.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth on the disclosure schedule delivered by Parent to the Representative and the Company concurrently with entry into this Agreement (the “Parent Disclosure Schedule”), which are subject to the limitations and qualifications set forth in Section 10.2(c), each of Parent and Merger Sub hereby represents and warrants to the Company as of the date hereof as follows:
4.1    Organization and Power. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver each Transaction Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. Each of Parent and Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of its business or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary, except for those jurisdictions where the failure to be so licensed or qualified would not have, individually or in the aggregate, a Parent Material Adverse Effect.
4.2    Authorization of Agreement. The execution and delivery of the Transaction Agreements to which it is a party and the performance of its obligations thereunder have been duly authorized by the requisite corporate action on the part of each of Parent and Merger Sub. No other proceeding, action or approval on the part of either Parent or Merger Sub (including by its respective equityholders) is necessary to authorize the Transaction Agreements to which it is a party or to consummate the Transactions. Each of the Transaction Agreements to which it is a party has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming the due authorization, execution and delivery by the other parties thereto) each of the Transaction Agreements, when so executed and delivered, will constitute, the legal, valid and binding obligations of Parent and/or Merger Sub, as applicable, enforceable against it in accordance with its terms, subject to applicable Equitable Principles.
4.3    Conflicts; Consents of Third Parties.
(a)    Assuming all Governmental Approvals contemplated by Section 4.3(b) below have been obtained and are effective and all applicable waiting periods have expired or been terminated and all filings and notifications described in Section 3.3(b) of the Company Disclosure Schedule and Section 4.3(b) of the Parent Disclosure Schedule have been made, none of the execution, delivery and performance by either Parent or Merger Sub of the Transaction Agreements to which it is a party, or the consummation of the Transaction by Parent and Merger Sub, will conflict

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with, violate or constitute a default (with or without notice or lapse of time, or both) under or give rise to a right of termination, acceleration, modification or cancellation under any provision of (A) the Organizational Documents of Parent or Merger Sub, as applicable; (B) any Contract or Permit which Parent or Merger Sub or any of their Affiliates, as applicable, is a party to or bound by, or by which Parent’s or Merger Sub’s or any of their Affiliates’, as applicable, properties or assets are bound; or (C) any Law applicable to Parent or Merger Sub or any of their Affiliates, as applicable, except, in the case of clauses (B) and (C), where such conflict, violation acceleration, termination, modification, cancellation or default, would not have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)    Except as set forth on Section 4.3(b) of the Parent Disclosure Schedule, no Governmental Approval is required on the part of either Parent or Merger Sub in connection with the execution and delivery by such Party of the Transaction Agreements to which it is a party, or the consummation of the Transactions by such Party, except for any Governmental Approval (i) described in Section 3.3(b) of the Company Disclosure Schedule or (ii) the failure of which to make or obtain would not have, individually or in the aggregate, a Parent Material Adverse Effect.
4.4    Legal Proceedings. There are no pending or, to the knowledge of Parent or Merger Sub, threatened, Legal Proceedings against Parent or Merger Sub or their Affiliates that would have, individually or in the aggregate, a Parent Material Adverse Effect. There is no outstanding material Order imposed upon either Parent or Merger Sub or any of their assets or Affiliates, except for Legal Proceedings which, if adversely determined, would not have, individually or in the aggregate, a Parent Material Adverse Effect.
4.5    Financial Capability. Parent has, and will have as of the Closing, (i) sufficient cash on hand (without giving effect to any unfunded financing regardless of whether any such financing is committed) to pay the Merger Consideration and all related fees and expenses in connection with the Transactions and (ii) the resources and capabilities (financial and otherwise) to perform its obligations hereunder and to consummate the Transactions.
4.6    Solvency. Upon consummation of the Merger, Parent and the Group Companies, on a consolidated basis, will not, solely as a result of the consummation of such Transaction, (i) be insolvent or have incurred debts beyond their ability to pay such debts as they mature or (ii) have unreasonably small capital with which to engage in their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Transaction with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries.
4.7    Investment. Parent is acquiring the equity securities of the Group Companies for its own account and for investment purposes and not with a view to the distribution thereof. Parent acknowledges that such equity securities have not been registered under the Securities Act or any state securities Law and Parent must bear the economic risk of its investment in such securities until and unless the offer and sale of such securities is subsequently registered under the Securities Act and all applicable state securities Laws or an exemption from such registration is applicable. Parent has conducted an examination of available information relating to the Group Companies and their respective businesses, Parent has such knowledge, sophistication and experience in business and

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financial matters that it is capable of evaluating an investment in such securities, and Parent can bear the substantial economic risk of an investment in such securities for an indefinite period of time and can afford a complete loss of such investment.
4.8    Financial Advisors. Except as set forth on Section 4.8 of the Parent Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder, agent, investment banker or financial advisor for Parent, Merger Sub or their respective Affiliates and no Person is entitled to any fee or commission or like payment based on the arrangements made by Parent, Merger Sub or their respective Affiliates in connection with the Transaction.

4.9    No Foreign Control. None of Parent, Merger Sub or any of their respective Subsidiaries is under “foreign ownership, control or influence,” as defined in the Industrial Security Manual, and the Transactions do not constitute a “covered transaction” as defined by the Exon-Florio Amendment to the Defense Production Act of 1950, 50 U.S.C. app. § 2170, as amended.
4.10    No Other Representations and Warranties; No Reliance; Parent and Merger Sub Investigation.
(a)    Each of Parent and Merger Sub acknowledges and agrees that, except as expressly set forth in ARTICLE III or the certificate delivered pursuant to Section 6.2(f), and except in the case of Fraud, the Company makes no promise, representation or warranty, express or implied, relating to the Group Companies or any of their respective businesses, operations, assets, liabilities, conditions or prospects or the Transaction, including with respect to merchantability, fitness for any particular or ordinary purpose, or as to the accuracy or completeness of any information regarding any of the foregoing, or as to any other matter, notwithstanding the delivery or disclosure to Parent and/or Merger Sub or any of its Affiliates or representatives of any documents, opinions, projections, forecasts, statements, memorandums, presentations, advice or information (whether communicated orally or in writing), and any such other promises, representations or warranties, or liability or responsibility therefor, are hereby expressly disclaimed. Each of Parent and Merger Sub acknowledges and agrees that it has not executed or authorized the execution of this Agreement in reliance upon any promise, representation or warranty any of the Group Companies or their respective Affiliates or representatives not expressly set forth in ARTICLE III or the certificate delivered pursuant to Section 6.2(f).
(b)    In respect of this Agreement and the Transaction, neither Parent nor Merger Sub has relied or is relying on any document or written or oral information (including, but not limited to, any confidential information memorandum or similar document), statement, representation or warranty furnished to it or any of its Affiliates or representatives by any of the Group Companies or their respective Affiliates or representatives other than the representations and warranties set forth in this Agreement.
(c)    Each of Parent and Merger Sub acknowledges that it is has made its own inquiry and is relying on its own independent investigation and analysis in entering into the Transaction. Each of Parent and Merger Sub is knowledgeable about the industries in which the

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Company operates and is capable of evaluating the merits and risks of the Transaction. Each of Parent and Merger Sub has been afforded access to certain books and records, facilities and personnel of the Company for purposes of conducting a due diligence investigation and has conducted an independent due diligence investigation of the Company.
(d)    Except as otherwise expressly set forth in this Agreement and except in the case of Fraud, each of Parent and Merger Sub understands and agrees that the Company, its Company Subsidiaries and each of their respective assets are being furnished “as is”, “where is” and, subject to the representations and warranties contained in ARTICLE III or the certificate delivered pursuant to Section 6.2(f), with all faults and without any other representation or warranty of any nature whatsoever or elsewhere in this Agreement.
(e)    Notwithstanding anything to the contrary herein, this Section 4.10 shall not apply in the case of Fraud.
ARTICLE V
COVENANTS
5.1    Conduct of Business. Except as explicitly required by the terms of this Agreement, from and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with ARTICLE VII, the Company shall, and shall cause each other Group Company to, except as set forth on Section 5.1 of the Company Disclosure Schedule or as consented to in writing (email to suffice) by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (a) conduct its business in the Ordinary Course of Business, (b) pay Indebtedness and Taxes of the Group Companies when due, (c) use commercially reasonable efforts to keep available the services of the present officers and key employees of the Company, which, for the avoidance of doubt, will not include any member of the Board of Directors of any Group Company who is not also an employee and/or officer of such Group Company; (d) use commercially reasonable efforts to preserve substantially intact its business organization and to preserve the present commercial relationships and (e) not do any of the following:
(i)    make any capital expenditure in excess of $250,000 individually or $1,250,000 in the aggregate;
(ii)    take or omit to take any action that would reasonably be expected to result in a Company Material Adverse Effect;
(iii)    declare, set aside, make or pay a dividend on, or make any other distribution in respect of, its equity securities except dividends and distributions by a Company Subsidiary to the Company or to repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other equity securities of, or other ownership interests in, any Group Company;
(iv)    acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any Person or other business organization or division thereof of any other Person other than the acquisition of assets in the Ordinary Course of Business;

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(v)    make a loan or advance to, or otherwise acquire the debt securities of, any other Person that is not a wholly-owned subsidiary of the Company;
(vi)    amend, extend, renew, terminate (or agree to do any of the foregoing), waive any rights under, or violate the terms of, any Material Contract, Government Contract, Government Bid or Real Property Lease, as applicable, other than any Contracts or extensions that are amended, extended, or renewed in the Ordinary Course of Business;
(vii)    change the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its employees, officers, directors or other service providers, other than (1) any transaction, retention, change in control or similar payments made to the Persons and in the amounts set forth on Schedule 5.1(e)(vii) (provided, however, that the Company may increase or decrease the amounts allocated to any individual set forth on Schedule 5.1(e)(vii) by no more than $10,000 from the amount set forth for such individual on Schedule 5.1(e)(vii) between the date hereof and prior to the Closing Date; provided, further, however, in no event shall the aggregate amount of such bonuses exceed $4,500,000), (2) changes made in accordance with normal compensation practices in the Ordinary Course of Business in respect of such persons who prior to such increase earned less than $200,000 in base compensation annually, (3) changes required by employment agreements or Benefit Plans in effect as of the date of this Agreement and set forth on Schedule 5.1(e)(vii) to this Agreement or (4) changes required by any applicable Law;
(viii)    (1) enter into any employment, deferred compensation, severance, retention, change of control, special pay, consulting, non-competition or similar agreement or arrangement with any employees, directors or officers of any Group Company (or materially amend any such agreement to which any Group Company is a party), in each of the foregoing cases except (A) to the extent required by applicable Law, (B) pursuant to a contractual obligation of any Group Company as of the date hereof or (C) any transaction, retention, change in control or similar payments made to the Persons and in the amounts set forth on Schedule 5.1(e)(vii) (provided, however, that the Company may increase or decrease the amounts allocated to any individual set forth on Schedule 5.1(e)(vii) by no more than $10,000 from the amount set forth for such individual on Schedule 5.1(e)(vii) between the date hereof and prior to the Closing Date; provided, further, however, in no event shall the aggregate amount of such bonuses exceed $4,500,000), (2) hire or terminate the employment of any officer or employee with annual compensation of greater than $200,000 other than in the case of termination for cause; (3) unless required by Law, modify, extend, or enter into any collective bargaining agreement or other Contract with any labor union, labor organization, works council or group of employees, or recognize or certify any labor union, labor organization, works council, or group of employees of the Group Companies as the bargaining representative for any employees of any Group Company; or (4) implement any reduction in force, plant closure or employee layoffs that could implicate the WARN Act or any similar or related foreign, state or local applicable Law, in each of the foregoing cases except to the extent required by applicable Law, Benefit Plan or existing contractual obligation of any Group Company as in effect on the date hereof that has been provided to the Parent prior to the date hereof;
(ix)    amend, terminate, or enter into a new Benefit Plan (except as required by Law or a Contract in effect on the date hereof or customary renewals of existing Benefit Plans in the Ordinary Course of Business);

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(x)    incur any Indebtedness in excess of $250,000, issue or sell any debt securities, or guarantee any debt securities of any Person, except (1) current liabilities incurred in the Ordinary Course of Business or (2) borrowings under existing credit facilities;
(xi)    issue, deliver or sell any security interests or grant any option or issue any warrant to purchase or subscribe for any such securities or issue any securities convertible into such securities (except in connection with the exercise or conversion of equity securities, options and warrants issued and outstanding as of the date hereof), or amend, offer to amend or alter in any manner any terms of any outstanding Securities (whether by written agreement or otherwise);
(xii)    effect any recapitalization, reclassification, stock split, combination or like change in the capitalization of any Group Company, or amend the terms of any outstanding securities of any Group Company;
(xiii)    adopt any amendments to their respective Organizational Documents;
(xiv)    make any change in the accounting principles, methods, practices or policies applied in the preparation of the Financial Statements, unless such change is required by applicable Law or GAAP;
(xv)    sell, or otherwise dispose of, any material properties or assets of the Group Companies, other than sales of inventory in the Ordinary Course of Business and personal property sold or otherwise disposed of in the Ordinary Course of Business;
(xvi)    make, change or revoke any Tax election; change any annual Tax accounting period; adopt or change any Tax accounting principles, methods, practices or policies; file any amended Tax Return; enter into any Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement (other than commercial Contracts entered into in the Ordinary Course of Business that do not primarily relate to Taxes); or settle or abandon any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;
(xvii)    materially delay or postpone the payments of Accounts Payable or other obligations or liabilities, or accelerate the collection of Accounts Receivable, in each case other than in the Ordinary Course of Business;
(xviii)    commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation against any Group Company involving an amount in dispute greater than $250,000;

(xix)    (i) except standard end user licenses and software-as-a-service agreements entered into in the Ordinary Course of Business, sell, lease, license or transfer to any Person any rights to any Owned Intellectual Property or enter into any agreement or modify any existing agreement with respect to any Owned Intellectual Property with any Person or with respect to any Intellectual Property Rights of any Person, (ii) purchase or license any Intellectual Property Rights or enter into any agreement or modify any existing agreement with respect to the Technology

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or Intellectual Property Rights of any Person other than in the Ordinary Course of Business, (iii) enter into any agreement or modify any existing agreement with respect to the development of any Technology or Intellectual Property Rights with a third party other than in the Ordinary Course of Business, or (iv) change pricing or royalties set or charged by the Company to its customers or licensees, or the pricing or royalties set or charged by persons who have licensed Technology or Intellectual Property Rights to the Company or any of its subsidiaries other than in the Ordinary Course of Business;

(xx)    enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreements;

(xxi)    acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets with an aggregate purchase price or proposed purchase price in excess of $250,000, other than in the Ordinary Course of Business; or
(xxii)    take or agree to take any of the actions prohibited by this Section 5.1(e).
Notwithstanding anything to the contrary in this Section 5.1, (x) nothing in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations for purposes of the HSR Act prior to the expiration or termination of any applicable waiting period pursuant to the HSR Act and (y) no consent of Parent shall be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate, or be reasonably likely to violate, any antitrust Laws.
5.2    Access to Information.
(a)    From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with ARTICLE VII, upon reasonable advance notice, and subject to the restrictions contained in the Confidentiality Agreement (as defined below), the Company shall provide to Parent and Parent’s authorized representatives during normal business hours reasonable access to all books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of any Group Company) for any reasonable purpose (provided, the continuation of due diligence shall not be deemed a reasonable purpose). Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose any other information to Parent or its representatives if (x) in the reasonable judgment of counsel to the Company, such disclosure would be reasonably likely to jeopardize any attorney-client privilege, (y) such disclosure would contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof, or (z) the Parties are in an adversarial relationship in litigation or arbitration (in which case the furnishing of information, documents or records

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contemplated by this Section 5.2(a) shall be subject to applicable rules relating to discovery) (the matters referred to in this sentence with respect to any Person, the “Access Limitations”).
(b)    From and after the Closing Date, in connection with the determination of any matter relating to the rights or obligations of the Sellers under this Agreement, upon reasonable prior request and subject to the Access Limitations and applicable Law, Parent shall, and shall cause the Group Companies to, (i) afford the Representative and its authorized representatives reasonable access, during normal business hours, to the offices, properties, books, records and other documents of Parent and its Affiliates in respect of the Group Companies and (ii) make available to the Representative and its authorized representatives the employees of the Company, Parent and its Affiliates in respect of the Group Companies whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist the Representative in connection with the inquiries for any of the purposes referred to above; provided, however, that (x) such requests shall not unreasonably interfere with the normal operations of Parent or any of its Affiliates, (y) the auditors and accountants of Parent or its Affiliates shall not be obligated to make any work papers (to the extent such documents exist) available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants, and (z) if the Parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records contemplated by this Section 5.2(b) shall be instead subject to applicable rules relating to discovery.
(c)    During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Parent hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any customer, supplier, distributor, employee (other than any officer) or other material business relation of any Group Company regarding the Transactions without the prior written consent of the Company; provided that, subject to the confidentiality obligations hereunder (including Section 5.4 hereof), this Section 5.2(c) shall not prohibit any contact by Parent, or its representatives or Affiliates, in the ordinary course of Parent’s businesses unrelated to the Transactions with any customer, supplier, distributor, employee or other material business relation of the Company or any of its Subsidiaries.
5.3    Efforts; Regulatory Filings and Consents.
(a)    Without prejudice to Section 5.3(d), each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable (i) to consummate and make effective as promptly as possible, but in no event later than the Termination Date, the Transactions, (ii) to obtain all Governmental Approvals of any Governmental Antitrust Authority required to be obtained or made by the Company, Parent or Merger Sub, or any of their respective Subsidiaries or Affiliates in connection with the Transactions or the taking of any action contemplated by this Agreement and (iii) to defend vigorously, lift, mitigate or rescind the effect of any litigation or administrative proceeding involving any Governmental Antitrust Authority (including a private party challenge) preventing parties from consummating the Transaction, including promptly appealing any such court or administrative decision; provided, however, that the Company and its Affiliates shall not be required to commence or be a plaintiff in any litigation to satisfy their

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obligations under this Section 5.3; provided, further, the Company and its Affiliates, and Parent and Merger Sub shall not be required to sell or otherwise dispose of any portion of the business of the Group Companies or offer or grant any material accommodation (financial or otherwise) to any Person in order to satisfy their obligations under this Section 5.3. Without the prior written consent of Parent, the Company and its Affiliates shall not offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture or other disposition of any assets, rights, products or businesses of the Company, its Affiliates or a Company Subsidiary, or any other restrictions on the activities of the Company, its Affiliates or a Company Subsidiary.
(b)    Each of the Company and Parent shall (i) as soon as reasonably practicable (and in any event within five (5) Business Days following the date of this Agreement) file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form, if any, required for the Transaction and to supply as promptly as practicable any supplemental information requested in connection therewith pursuant to the HSR Act and (ii) as soon as reasonably practicable make all filings under the applicable Other Competition Laws, if any, required for the Transaction, and shall take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting period under the HSR Act and the applicable Other Competition Laws. The parties shall use their respective reasonable best efforts to ensure that any such antitrust notification and report form or filing and supplemental information shall be in substantial compliance with the requirements of the HSR Act or the applicable Other Competition Laws, as the case may be. The parties shall use their respective reasonable best efforts to ensure that all other regulatory filings shall be in substantial compliance with the requirements of applicable Law. The Company and Parent shall use reasonable best efforts to comply promptly with any inquiries or requests for additional information from the FTC, the DOJ, other Governmental Antitrust Authorities and any other Governmental Authority having jurisdiction.
(c)    Without limiting the generality of the undertakings set forth in Sections 5.3(a), 5.3(b) or 5.3(d) and subject to any appropriate confidentiality protections and applicable Law, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall use reasonable best efforts to cooperate fully and each furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with this Section 5.3 and shall each promptly provide counsel for the other party with copies of all filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Antitrust Authority, other Governmental Authority or, in connection with any proceeding by a private party, and any other information supplied by such party and such party's Affiliates to a Governmental Antitrust Authority or other Governmental Authority in connection with this Agreement and the Transaction. Subject to applicable Law, the Company and Parent shall permit counsel for the other Party reasonable opportunity to review in advance, and shall consider in good faith the views of the other party in connection with, any proposed written or, if practicable, oral communication to any Governmental Antitrust Authority or other Governmental Authority relating to the Transaction. Each of the Company and Parent agrees to use reasonable best efforts not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Antitrust Authority or other Governmental Authority in connection with the Transaction unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Antitrust Authority or other Governmental Authority, gives the other Party the opportunity to attend and

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participate. Any materials required to be provided pursuant to this Section 5.3(c) may: (i) be restricted to outside legal counsel only, and will not be disclosed by such outside legal counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials or (ii) reasonably redacted as necessary to address attorney-client or other privilege concerns or as necessary to comply with contractual arrangements.
(d)    Notwithstanding anything to the contrary in this Agreement, Parent and its Affiliates shall not be required to take, or cause to be taken, any actions, including the disposition of assets, required by any Governmental Antitrust Authority as a condition to the granting of any Governmental Approval necessary for the consummation of the Transactions or as may be required to avoid, lift, vacate, reverse or resolve any legislative, administrative or judicial action (including any suit instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the Transactions as violative of the HSR Act or Other Competition Laws) that would otherwise reasonably be expected to materially impair or delay the consummation of the Transactions.
(e)    The filing fees under the HSR Act, Other Competition Laws and other applicable Laws, as well as the fees and disbursements of any legal counsel or other advisor jointly retained by the Parties in connection with any such filings and any other filings with Governmental Authorities, shall be borne by Parent.
(f)    Without limiting any other obligation under this Agreement, during the period from the date of this Agreement until the Closing Date, Parent, Merger Sub and their respective Subsidiaries and Affiliates shall not enter into any transaction, such as a merger or acquisition, that would reasonably be expected to prevent or delay the parties from obtaining any Governmental Approval in connection with the Transactions, including entering into an agreement to acquire (whether via merger, consolidation, stock or asset purchase or otherwise) any material amounts of assets of, or any equity in, any other Person or any business or division thereof if such agreement would be reasonably expected to create a material risk of making it more difficult to obtain the Governmental Approval of the FTC or DOJ or any other Governmental Antitrust Authority required in connection with the Transactions.
5.4    Confidentiality. Each of Parent, Merger Sub and each Group Company acknowledges that the information provided to it and its representatives in connection with this Agreement (including Section 5.2(a) hereof), the existence of this Agreement and the Transaction is each subject to the terms of that certain Mutual Non-Disclosure Agreement, dated September 14, 2018, by and between FLIR Systems, Inc. and the Company (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Each Group Company acknowledges that Parent is a wholly-owned subsidiary of a corporation whose common stock is publicly traded and that any information obtained by any Group Company regarding Parent or its Affiliates could be considered to be material non-public information within the meaning of federal and state securities Laws. Accordingly, each Group Company acknowledges and agrees not to engage in any transactions in common stock of any Affiliate of Parent in violation of applicable insider trading Laws.

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5.5    Preservation of Records. In addition to and not in limitation of the provisions of Section 5.2(b), Parent agrees to preserve and keep the records relating to the businesses of the Group Companies in accordance with applicable Law and the bona fide document retention policies of Parent or its Affiliates.
5.6    Publicity. (a) Prior to the Closing, none of the Representative or the Company, on the one hand, Parent or Merger Sub, on the other hand, shall issue any press release or public announcement concerning this Agreement, the other Transaction Agreements or the Transactions or make any other public disclosure containing or pertaining to the terms of this Agreement without obtaining Parent’s or the Representative’s, as applicable, prior written approval, which approval will not be unreasonably withheld or delayed, except that Parent or Representative may disclose information related to the foregoing to the extent required by applicable Laws or by the applicable rules of the stock exchange on which Parent lists securities and (b) following the Closing, the Representative shall not issue any press release or public announcement concerning this Agreement, the other Transaction Agreements or the Transactions or make any other public disclosure containing or pertaining to the terms of this Agreement without obtaining Parent’s prior written approval, which approval shall not be unreasonably withheld or delayed, except that Parent or Representative may disclose information related to the foregoing to the extent required by applicable Laws; provided that, to the extent any disclosure is required by applicable Laws or stock exchange rules, the Party intending to make such disclosure shall use its commercially reasonable efforts consistent with applicable Law or stock exchange rule to consult with the Representative with respect to the text thereof; and provided, further, that notwithstanding anything to the contrary in clause (a) or (b) of this Section 5.6, the Representative and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand, shall be entitled to disclose such information to their respective directors, officers, executive employees, equity owners, partners, prospective partners, investors, prospective investors, professional advisors and lenders who have a need to know the information and who agree to keep such information confidential or are otherwise bound to confidentiality and (ii) Parent’s financing sources and other professional advisors may publish “tombstones” or other customary announcements which do not contain pricing details that are not otherwise publicly available.
5.7    Director and Officer Liability; Indemnification.
(a)    For a period of six (6) years after the Closing, (i) Parent shall not, and shall not permit the Group Companies to, amend, repeal or modify any provision in any of their Organizational Documents relating to the exculpation, indemnification or advancement of expenses of any present or former officers, managers and/or directors (each, a “D&O Indemnified Person”) (unless and to the extent required by Law) in a manner that would adversely affect the rights of D&O Indemnified Persons and (ii) Parent shall, and shall cause the Group Companies to, to the fullest extent provided in any of the Group Companies’ Organizational Documents or in a written Contract between a D&O Indemnified Person and any Group Company in effect as of the date hereof that are listed on Schedule 5.7(a), (A) indemnify and hold harmless the D&O Indemnified Persons against all D&O Expenses (as defined below) and all Losses, claims, damages, judgments and amounts paid in settlement in respect of any threatened, pending or completed claim, action or proceeding, whether criminal, civil, administrative or investigative, based on or arising out of or relating to the fact that such Person is or was a director or officer of any of the Group Companies or arising out of acts or omissions occurring on or prior to the Closing (a “D&O Indemnifiable

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Claim”) and (B) advance to such D&O Indemnified Persons all D&O Expenses incurred in connection with any D&O Indemnifiable Claim promptly after receipt of statements therefor. Any D&O Indemnifiable Claims shall continue until such D&O Indemnifiable Claim is disposed of or all Orders in connection with such D&O Indemnifiable Claim are fully and finally satisfied. For the purposes of this Agreement, “D&O Expenses” shall include reasonable attorneys’ fees and all other reasonable costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or participate in any D&O Indemnifiable Claim.
(b)    Parent shall cause the Company, at Parent’s expense, to purchase and maintain in effect beginning on the Closing Date and for a period of six (6) years thereafter without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by any Group Company’s directors’ and officers’ liability insurance policies as of the date hereof or at the Closing with respect to matters occurring prior to the Closing. Such policy shall provide coverage that is at least equal to the coverage provided under the Group Companies’ current directors’ and officers’ liability insurance policies; provided that (i) if a “tail” or other coverage is not available at a cost not greater than three hundred percent (300%) of the annual premiums paid as of the date hereof under the existing Company policy (the “Insurance Cap”), then Parent shall only be required to obtain as much coverage as is possible under substantially similar policies for such annual premiums as do not exceed the Insurance Cap and (ii) the Company may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date.
(c)    If Parent, the Surviving Company, any of the Company Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 5.7.
5.8    R&W Insurance Policy. On or before the date hereof, Parent shall deposit with the Insurer the portion of the premium required under the terms of the R&W Insurance Policy in order to bind the Insurer as of the date hereof and take any other actions necessary to cause the R&W Insurance Policy to incept as of the date hereof. Parent shall cause the R&W Insurance Policy to be issued promptly after the Closing and shall pay, or cause to be paid, all costs and expenses related to the R&W Insurance Policy. The R&W Insurance Policy shall be on customary terms and conditions (including, for the avoidance of doubt, except in the case of Fraud, the Insurer expressly waiving, and agreeing not to pursue, directly or indirectly, any subrogation rights against the Group Companies, any Seller or any Seller’s equityholders with respect to any claim made by any insured thereunder). Parent covenants and agrees to not cancel, redeem or take any action that would result in the termination of the R&W Insurance Policy. Parent and its Affiliates will not amend, waive or otherwise modify the R&W Insurance Policy in any manner that would allow the insurer thereunder or any other Person to, except in the case of Fraud, subrogate or otherwise make or bring any action or proceedings against any Seller, any Seller’s equityholders, any Group Company or any of its

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Affiliates or any past, present or future director, manager, officer, employee or advisor of any Seller or Group Company based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement.
5.9    Stockholder Approval. Concurrently with the execution of this Agreement, the Company has delivered to Parent (i) a written consent, duly executed by Arlington Capital Partners III, L.P. (the “Requisite Stockholder Vote”), approving and adopting this Agreement, the Merger and the other Transactions and (ii) a Stockholder Support Agreement, duly executed by Arlington Capital Partners III, L.P.
5.10    No Alternative Transactions. From the date of this Agreement until the earlier of (i) the Effective Time, or (ii) the date of termination of this Agreement pursuant to the provisions of Section  7.1 hereof, the Company shall not (nor shall the Company permit, as applicable, any of its officers, directors, employees, stockholders, agents, representatives or Affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, knowingly encourage, seek, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company, or any amount of the Common Stock or Preferred Stock (whether or not outstanding), or consolidate with the Company, whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction, (b) assist or cooperate with any person to make any proposal to purchase all or any material part of the Common Stock or Preferred Stock or assets of the Company, or (c) enter into any agreement with any Person providing for the acquisition of the Company, whether by merger, purchase of assets, license, tender offer or otherwise. The Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent) that are the subject matter of clause (a), (b) or (c) above. In the event that the Company or any of the Company’s Affiliates shall receive, prior to the Effective Time or the termination of this Agreement pursuant to the provisions of Section 7.1 hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (a), (b), or (c) above, the Company shall (x) immediately suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (y) within forty-eight (48) hours of such receipt notify Parent thereof; provided that the Company shall not be required to provide to Parent the identity of the offeror or the party making any such offer, proposal or request.  The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.10 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.10 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.  Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or Affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.
5.11    Affiliate Transactions. The Company shall ensure that all Contracts set forth on Schedule 5.11 shall be fully paid and discharged at or prior to the Closing without any further

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obligations or Liabilities whatsoever to any of the Group Companies.
5.12    Termination of 401(k) Plan. Effective as of the day immediately preceding the Closing Date, each of the Company and any of its Affiliates shall terminate any and all Benefit Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company no later than five (5) Business Days prior to the Closing Date that such 401(k) Plans shall not be terminated). Unless Parent provides such written notice to the Company, the Company shall provide Parent with evidence that such Benefit Plan(s) have been terminated no later than two (2) Business Days prior to the Closing Date (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company or such Affiliate of the Company, as the case may be. The form and substance of such resolutions shall be subject to the reasonable review and approval of Parent, such approval not to be unreasonably withheld. The Company also shall take such other actions in furtherance of terminating such Benefit Plan(s) as the Company and Parent may mutually and reasonably determine necessary. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than five (5) calendar days prior to the Closing Date.
5.13    Section 280G. The Company shall submit to the holders of Company Capital Stock of the Company for approval (in a manner reasonably satisfactory to Parent, such approval by Parent not to be unreasonably withheld, conditioned or delayed), by such number of Shareholders of the Company as is required by Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute "parachute payments" pursuant to Section 280G of the Code ("Section 280G Payments") (which determination shall be made by the Company and shall be subject to review and approval by Parent, which approval shall not be unreasonably withheld), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Effective Time, the Company shall deliver to Parent evidence satisfactory to Parent that (A) a vote of the Stockholders was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the vote of the Stockholders (the "280G Stockholder Approval"), or (B) the 280G Stockholder Approval was not obtained and as a consequence, such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments and/or benefits, which were executed by the affected individuals prior to the vote of such Stockholders.
5.14    Guarantee.
(a)    Guarantor unconditionally and irrevocably guarantees, as a primary obligor and not merely as surety, the due and punctual payment and performance of all obligations of Parent under this Agreement , as this Agreement may be amended from time to time, subject to the terms and conditions set forth herein (the “Obligations”); provided that the amounts payable by Guarantor shall not exceed the aggregate Merger Consideration plus all costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by the Representative or its Affiliates in connection with the enforcement of its or their rights under this Agreement, but only if and to the extent such costs and expenses are awarded to the Company by a court of competent jurisdiction. Guarantor

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further agrees that the Obligations may be extended, modified or renewed, in whole or in part by mutual agreement between the Representative, on the one hand, and Parent, on the other hand, without notice or further assent from it, and that it will remain bound upon its guarantee of the Obligations notwithstanding any extension, modification or renewal of any Obligations. Guarantor’s obligations under this Section 5.14 shall terminate at the earliest to occur of (i) the payment in full of the Obligations of Parent set forth in Sections 1.9 and 1.10(e) of this Agreement and (ii) the termination of this Agreement in accordance with its terms. To the extent permitted by applicable Law, Guarantor waives presentment to, demand of payment from and protest to any Seller or any Seller's Affiliates of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. Guarantor’s obligation under this Section 5.14 shall not be affected by the failure of the Company, any Seller or the Representative to assert any claim or demand or to enforce any right or remedy against Parent under the provisions of this Agreement, any Transaction Agreement or any certificate or document contemplated hereby or thereby, or otherwise. Guarantor further agrees that its guarantee constitutes a guarantee of payment and performance when due and not of collection, and waives any right to require that any resort be had by the Company or the Representative to any other guarantee or security held for payment or performance of the Obligations. Guarantor’s obligations under this Section 5.14 shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim or recoupment whatsoever; provided that Guarantor may assert, as a defense to, or release or discharge of any payment or performance by Guarantor under this Section 5.14, any defense afforded to Parent under this Agreement and only to the extent such defense is afforded to Parent under this Agreement (other than any defense, release or discharge arising from the bankruptcy or reorganization of Parent). Without limiting the generality of the foregoing, Guarantor’s obligations under this Section 5.14 shall not be discharged or impaired or otherwise affected by the failure of the Company or the Representative to assert any claim or demand or to enforce any remedy under this Agreement, any Transaction Agreement or any other agreement, certificate or document, whether contemplated hereby or thereby or otherwise, by any waiver or modification of any thereof (except that to the extent Parent is relieved of its Obligations in accordance with the express terms of this Agreement, Guarantor shall similarly be relieved of the Obligations under this Section 5.14), by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission which may or might in any manner or to any extent vary the risk of Guarantor or otherwise operate as a discharge of Guarantor as a matter of law or equity. Guarantor further agrees that its guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, on any Obligation (including any payment pursuant to this guarantee) is rescinded or must otherwise be restored by the Company or the Representative upon the bankruptcy or reorganization of Parent or otherwise. Upon payment by Guarantor of any sums to the Company or the Representative as provided in this Section 5.14, all rights of Guarantor against Parent arising as a result thereof by way of any right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior payment in full of all the Obligations to the Company or the Representative and shall not be exercised by Guarantor prior to payment in full of all Obligations.
(b)    Guarantor hereby represents and warrants to the Company and the Representative (for and on behalf of the Sellers) that: (i) Guarantor is a corporation duly formed,

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validly existing and in good standing under the Laws of its jurisdiction of incorporation, (ii) Guarantor has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions contemplated hereby, (iii) the execution and delivery of this Agreement, the performance by Guarantor of its obligations hereunder and the consummation of the Transactions have been duly authorized by the requisite corporate action on the part of Guarantor and no further action is required on the part of Guarantor to authorize this Agreement and (iv) this Agreement has been duly and validly executed and delivered by Guarantor and constitutes the legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms, subject to applicable Equitable Principles.
5.15    Treatment of Annual Employee Bonuses. Parent shall cause the Surviving Company and the applicable Company Subsidiaries to pay to employees all cash bonuses accrued prior to Closing to the extent included as current liabilities in the calculation of Working Capital in the Pre-Closing Statement (excluding, for the avoidance of doubt, any bonuses or payments that constitute Transaction Expenses) on the regularly scheduled payment date following the Closing in accordance with past practices and the terms of any bonus arrangements in effect on the date hereof.
5.16    Voluntary Surrender of the FCC License. Prior to the Closing Date, the Group Companies shall take all action reasonably necessary to voluntarily surrender that certain Experimental Radio Station Construction Permit and License issued by the Federal Communications Commission to iRobot Defense Holdings, Inc., Call Sign WG2XUE, File Number 0078-EX-CM-2016 (the “FCC License”) in accordance with applicable Law.
ARTICLE VI
CONDITIONS TO CLOSING
6.1    Conditions to the Obligations of the Company, Parent and Merger Sub. The obligations of the Company, Parent and Merger Sub to effect the Closing and to consummate the Transaction are subject to the satisfaction (or, if permitted by applicable Law, waiver in writing by the Party for whose benefit such condition exists) of the following conditions:
(a)    any applicable waiting period under the HSR Act relating to the Transaction shall have expired or been terminated; and
(b)    there shall not be in effect any Law or Order of a Governmental Authority of competent jurisdiction in the United States directing that the Transaction not be consummated as provided herein or which has the effect of rendering it impossible or illegal to consummate the Transaction.
6.2    Other Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Closing and to consummate the Transaction are subject to the satisfaction (or, if permitted by applicable Law, waiver in writing by Parent) of the following further conditions:
(a)    the Fundamental Representations shall be true and correct in all but de minimis respects on and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are made on and as of a specified date, in which case

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such representations and warranties shall be true and correct in all but de minimis respects only as of the specified date);
(b)    the representations and warranties of the Company set forth in ARTICLE III (other than those referred to in clause (a) above), respectively, shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are made on and as of a specified date, in which case such representations and warranties shall be so true and correct only as of the specified date), except to the extent that the facts, events and circumstances that cause such representations and warranties to not be true and correct as of such dates have not had a Company Material Adverse Effect (provided that for the purposes of the foregoing clause, qualifications as to materiality and Company Material Adverse Effect contained in such representations and warranties shall not be given effect);
(c)    the Company shall have performed and complied in all material respects with all covenants required to be performed or complied with by the Company under this Agreement on or prior to the Closing Date;
(d)    since the date hereof, there shall not have occurred, or be continuing, a Company Material Adverse Effect;
(e)    the closing deliverables set forth in Section 2.3 shall have been delivered; and
(f)    prior to or at the Closing, the Company shall have delivered to Parent a certificate of an authorized officer of the Company, dated as of the Closing Date, in form and substance reasonably acceptable to Parent, to the effect that the conditions specified in Sections 6.2(a), 6.2(a), 6.2(c) and 6.2(d) have been satisfied.
6.3    Other Conditions to the Obligations of the Company. The obligations of the Company to effect the Closing and to consummate the Transaction are subject to the satisfaction (or, if permitted by applicable Law, waiver in writing by the Representative) of the following further conditions:
(a)    the representations and warranties of Parent and Merger Sub set forth in Section 4.1 (Organization and Power), Section 4.2 (Authorization of Agreement) and Section 4.8 (Financial Advisors) shall be true and correct in all but de minimis respects on and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are made on and as of a specified date, in which case such representations and warranties shall be true and correct in all but de minimis respects only as of the specified date);
(b)    the representations and warranties of Parent and Merger Sub set forth in ARTICLE IV (other than those referred to in clause (a) above) shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are made on and as of a specified date, in which case such representations and warranties shall be true and correct only as of the specified date), except to the extent that the facts, events and circumstances that cause such representations and warranties to not be true and correct as of such dates have not had a Parent Material Adverse Effect (provided that for the purposes of the foregoing clause, qualifications as to materiality and Parent Material Adverse Effect contained

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in such representations and warranties shall not be given effect);
(c)    Parent and Merger Sub shall have performed and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date; and
(d)    prior to or at the Closing, Parent shall have delivered to the Representative a certificate of an authorized officer of Parent, dated as of the Closing Date, in form and substance reasonably acceptable to the Representative, to the effect that the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(c) have been satisfied.
6.4    Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this ARTICLE VI to be satisfied if such failure was caused by such Party’s failure to use such Party’s reasonable best efforts to cause the Closing to occur, as required by Section 5.3.
ARTICLE VII
TERMINATION
7.1    Termination.
(a)    This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing as follows:
(i)    by mutual written consent of Parent and the Representative;
(ii)    by either the Representative or Parent, if any Governmental Authority of competent jurisdiction in the United States shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the Transaction (after giving effect to Parent’s and Merger Sub’s respective obligations under Section 5.3) and such Order or other action shall have become final and nonappealable;
(iii)    by either the Representative or Parent, if the Closing does not occur on or prior to the date that is ninety (90) days from the date hereof (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(a)(iii) shall not be available to any Party whose breach of any provision of this Agreement has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;
(iv)    by the Representative, upon written notice to Parent, if there shall have been a breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of Parent or Merger Sub or any of such representations and warranties shall have become untrue in a manner that would result in any conditions set forth in Sections 6.3(a), 6.3(b) or 6.3(c) not being satisfied prior to the Termination Date, such breach or inaccuracy has not been waived by the Representative, and the breach or inaccuracy, if capable of being cured, has not been cured within fourteen (14) days following the Representative’s written notice to Parent of such breach or inaccuracy or is not capable of being cured on or prior to the Termination Date; provided that the right to terminate this

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Agreement under this Section 7.1(a)(iv) shall not be available to the Representative if the Company is then in material breach of any representation, warranty, covenant, or other agreement contained herein;
(v)    by Parent, upon written notice to the Representative, if there shall have been a breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of the Company or any of such representations and warranties shall have become untrue in a manner that would result in any conditions set forth in Sections 6.2(a), 6.2(b) or 6.2(c) not being satisfied prior to the Termination Date, such breach or inaccuracy has not been waived by Parent, and the breach or inaccuracy, if capable of being cured, has not been cured within fourteen (14) days following Parent’s written notice to the Representative of such breach or inaccuracy or is not capable of being cured on or prior to the Termination Date; provided that the right to terminate this Agreement under this Section 7.1(a)(v) shall not be available to Parent if it is then in material breach of any representation, warranty, covenant, or other agreement contained herein; or
(vi)    by the Representative, whether or not the Representative or the Company has sought or is entitled to seek specific performance pursuant to Section 9.10, if (A) all of the conditions set forth in Sections 6.1 and 6.2 have been satisfied or waived (other than those conditions which by their terms cannot be satisfied until the Closing and those conditions that Parent’s breach has caused not to be satisfied), (B) the Company has confirmed to Parent in writing that, if Parent and Merger Sub perform their obligations hereunder, then the Closing will occur (and the Company has not revoked such notice) and (C) Parent fails to consummate the Transactions within three (3) Business Days following the date on which the Company delivered the notice described in clause (B).
(b)    In the event of termination by the Representative or Parent pursuant to this Section 7.1, written notice thereof shall forthwith be given to the other and the Transaction shall be terminated, without further action by any Party. If the Transactions are terminated by the Company as provided herein, Parent shall return to the Company or destroy all documents and other material received from the Company or the Representative relating to the Transaction, whether so obtained before or after the execution hereof to the extent required by, and in accordance with, the terms of the Confidentiality Agreement.
7.2    Effect of Termination. If this Agreement is terminated and the Transaction is abandoned as described in Section 7.1, this Agreement shall become null and void and of no further force and effect, without any liability or obligation on the part of any Party or their respective directors, officers, employees, owners, representatives or Affiliates, and the Transaction shall be abandoned without further action by the Parties, except for (i) the penultimate sentence of Section 5.2(a) (Access to Information) and (ii) Sections 7.2 (Effect of Termination) and ARTICLE IX (Miscellaneous), each of which, shall survive such termination. Nothing in this Section 7.2, however, shall be deemed to release any Party from any liability for any willful breach by such Party of the terms and provisions of this Agreement prior to termination. For purposes of this Sections 7.2, “willful” shall mean a breach that is a consequence of an act undertaken by the breaching Party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

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ARTICLE VIII
TAX MATTERS
8.1    Cooperation. After the Closing Date, the Representative shall (and shall cause its Affiliates to) (a) assist Parent in preparing any Tax Returns for a Pre-Closing Tax Period, and in connection therewith provide Parent necessary powers of attorney, (b) cooperate fully in preparing for and conducting any audits of, or disputes with Taxing Authorities regarding, any Tax Returns of the Group Companies for a Pre-Closing Tax Period, and (c) make available to Parent, as reasonably requested by Parent, and to any Taxing Authority as requested all information, records, and documents relating to Taxes of the Group Companies. In furtherance of the foregoing, Parent and the Representative shall retain (and shall cause their Affiliates to retain) copies of all Tax Returns and related workpapers for all taxable periods that include the Closing Date and all prior taxable periods until the expiration of the statute of limitations to which such Tax Returns relate.
8.2    Allocation of Taxes. To the extent permissible under applicable Laws, the Parties agree to elect (and have the Group Companies elect) to have each Tax year of each Group Company end on the Closing Date and, if such election is not permitted or required in a jurisdiction with respect to a specific Tax such that any Group Company is required to file a Tax Return for a Straddle Period, to utilize the following conventions for determining the amount of Taxes attributable to the portion of the Straddle Period ending on the Closing Date: (i) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall equal the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the total number of calendar days in the entire Straddle Period; and (ii) in the case of all other Taxes (including income Taxes, sales Taxes, employment Taxes, withholding Taxes, etc.), the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the Group Company filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending on and as of the end of the day on the Closing Date using a “closing of the books methodology.” For purposes of clause (ii), (A) any item determined on an annual or periodic basis (including amortization and depreciation deductions) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period ending on the Closing Date as compared to the number of days in the entire Straddle Period; (B) any Transaction Deduction shall be attributed to the portion of the Straddle Period ending on the Closing Date, to the extent permitted by applicable Law; (C) any item (or Tax) resulting from a Parent Closing Date Transaction shall be attributed to the portion of the Straddle Period beginning after the Closing Date; and (D) for purposes of determining the amount of income or loss attributable to an interest in a pass-through entity (other than a disregarded entity) owned by a Group Company, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the pass-through entity filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending on and as of the end of the day on the Closing Date using a “closing of the books methodology.”
8.3    338 and 336 Elections. Neither Parent nor any Group Company shall make an election under Sections 338 or 336 of the Code with respect to the Transactions, or make any other

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Tax election that has the effect of increasing the amount of Taxes attributable to a Pre-Closing Tax Period that are included in the calculation of Working Capital.
8.4    Transfer Taxes. Any sales, use, real estate transfer, stock transfer, or similar transfer Tax payable in connection with the Transactions shall be borne fifty percent (50%) by Parent and fifty percent (50%) by the Sellers. Except as otherwise required by Law, Parent shall duly and timely prepare and file any Tax Return relating to such Taxes. Parent shall give the Representative a copy of each such Tax Return for its review and comments at least fifteen (15) days prior to filing and shall give the Representative a copy of such Tax Return as filed, together with proof of payment of the Taxes shown thereon to be payable.
ARTICLE IX
MISCELLANEOUS
9.1    No Survival; Certain Waivers.
(a)    Except in the case of Fraud, each of the representations and warranties of the Company and the Sellers set forth in this Agreement or in any instrument delivered in connection with this Agreement shall terminate effective immediately as of the Closing such that no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto against the Company or the Sellers. Except in the case of fraud, each of the representations and warranties of Parent and Merger Sub set forth in this Agreement or in any instrument delivered in connection with this Agreement shall terminate effective immediately as of the full satisfaction of the payment obligations for all amounts required to be paid by Parent pursuant to Section 1.9 and Section 1.10(e) of this Agreement such that no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto against the Parent or the Merger Sub. The covenants and agreements of the Company, the Sellers, Parent and Merger Sub set forth in this Agreement and in any other document delivered in connection herewith to the extent contemplating or requiring performance prior to the Closing shall terminate effective immediately as of the Closing such that no claim for breach of any such covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort, at law or in equity) may be brought after the Closing with respect thereto against the Company, the Sellers, Parent (or any Affiliate thereof) or Merger Sub. Each covenant or agreement herein requiring performance at or after the Closing, shall, in each case, expressly survive the Closing, and nothing in this Section 9.1(a) shall be deemed to limit any rights or remedies of any party hereto for breach of any such surviving covenant or agreement.
(b)    Parent, for itself and on behalf of its Affiliates (including, after the Closing with respect to Parent, the Surviving Company and the Company Subsidiaries), acknowledges and agrees that, except in the case of Fraud, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any Seller or its Affiliates or any of the former, current, or future general or limited partners, shareholders or equityholders, managers, members, directors, officers, employees, representatives or agents or any former, current or future general or limited partner, direct or indirect shareholder or equityholder, manager, member, director, officer, employee, Affiliate, representative or agent of any of the

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foregoing (collectively, the “Seller Related Persons”) relating to the subject matter of this Agreement or the Company Disclosure Schedule, or Exhibits hereto or the Transactions, whether arising under, or based upon, any Law or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived. Furthermore, without limiting the generality of this Section 9.1, no claim shall be brought or maintained by, or on behalf of, the Parent or any of its Affiliates (including, after the Closing with respect to Parent, the Surviving Company and the Company Subsidiaries) against any Seller Related Person, and no recourse shall be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of the Company, the Sellers or any other Person set forth or contained in this Agreement, any certificate, instrument, opinion, agreement or other document of the Company, the Sellers or any other Person delivered hereunder, the subject matter of this Agreement or the Company Disclosure Schedule or Exhibits hereto or the Transactions, the business or the ownership, operation, management, use or control of the business of the Company or any Company Subsidiaries, any of their assets, or any actions or omissions at, or prior to, the Closing.
(c)    Parent acknowledges and agrees that the agreements contained in this Section 9.1 are an integral part of the Transaction and that, without these agreements set forth in this Section 9.1, the Company and the Sellers would not enter into this Agreement or otherwise agree to consummate the Transaction.
9.2    Expenses. Except as otherwise provided in this Agreement or the other Transaction Agreements, each Party shall bear its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and the other Transaction Agreements and each other agreement, document and instrument contemplated hereby or thereby and the consummation of the Transaction. Parent shall be solely responsible for all governmental fees and charges applicable to any requests for Governmental Approvals or to the consummation of the Transaction. Parent, on the one hand, and the Representative, on the other hand, shall each pay one-half of all charges and expenses of the Escrow Agent in connection with this Agreement.
9.3    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, including its statutes of limitations, without giving effect to the choice of law principles of such state that would require or permit the application of the Laws of another jurisdiction.
9.4    Submission to Jurisdiction; Waivers. Subject to Section 1.10(d)(ii) (which will govern any dispute arising thereunder), the Parties agree that any dispute, controversy or claim arising out of or relating to the Transaction or to this Agreement, or the validity, interpretation, breach or termination thereof, including claims seeking redress or asserting rights under any Law, shall be resolved exclusively in the state or federal courts sitting in the State of Delaware (the “Delaware Courts”). In that context, and without limiting the generality of the foregoing, each Party irrevocably and unconditionally:
(a)    submits for itself and its property in any action relating to the Transaction or to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the

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exclusive jurisdiction of the Delaware Courts, and appellate courts having jurisdiction of appeals from any of the foregoing courts, and agrees that all claims in respect of any such action shall be heard and determined in such Delaware Courts or, to the extent permitted by Law, in such appellate courts;
(b)    consents that any such action may and shall be brought exclusively in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such action in any such court or that such action was brought in an inconvenient forum, and agrees not to plead or claim the same;
(c)    waives all right to trial by jury in any action (whether based on contract, tort or otherwise) arising out of or relating to the Transaction or to this Agreement, or its performance under or the enforcement of this Agreement;
(d)    agrees that service of process in any such action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 9.8; and
(e)    agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of Delaware.
9.5    Further Assurances. After the Closing, each Party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably be requested in order to more effectively consummate the Transaction.
9.6    Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), the documents delivered pursuant hereto and the other Transaction Agreements represent the entire understanding and agreement between the Parties with respect to the Transaction and supersedes all prior agreements among the Parties respecting the Transaction. The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the Transaction exclusively in contract pursuant to the express terms and provisions of this Agreement; and, except in the case of Fraud, the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement.
9.7    Amendments and Waivers. Prior to Closing, this Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Parent and the Company. Following Closing, this Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Parent and the Representative. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. In the event any provision of any other

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Transaction Agreement shall in any way conflict with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.
9.8    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand, (b) when sent by facsimile or e-mail (with written confirmation of receipt), or (c) one Business Day following the day sent by overnight courier (charges prepaid), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Parties pursuant to this provision).
If, prior to the Closing, the Company, to:
c/o Arlington Capital Partners
5425 Wisconsin Avenue, Suite 200
Chevy Chase, MD 20815
Attention: Peter Manos and Benjamin Ramundo
Facsimile: (202) 337-7525
Email:    pmanos@arlingtoncap.com
bramundo@arlingtoncap.com

With a copy (which shall not constitute notice) to:
Sheppard Mullin Richter & Hampton LLP
2099 Pennsylvania Avenue, NW, Suite 100
Washington, D.C. 20006
Attention: Lucantonio N. Salvi and Frank Bacelli
Facsimile: (202) 747-3811
Email: lsalvi@sheppardmullin.com
fbacelli@sheppardmullin.com

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If to the Representative, to:
Arlington Capital Partners
5425 Wisconsin Avenue, Suite 200
Chevy Chase, MD 20815
Attention: Peter Manos and Benjamin Ramundo
Facsimile: (202) 337-7525
Email:    pmanos@arlingtoncap.com
bramundo@arlingtoncap.com

With a copy (which shall not constitute notice) to:
Sheppard Mullin Richter & Hampton LLP
2099 Pennsylvania Avenue, NW, Suite 100
Washington, D.C. 20006
Attention: Lucantonio N. Salvi and Frank Bacelli
Facsimile: (202) 747-3811
Email: lsalvi@sheppardmullin.com
fbacelli@sheppardmullin.com

If to Parent or Merger Sub, or, following the Closing, the Surviving Company, to:
FLIR Detection, Inc.
27700 SW Parkway Ave
Wilsonville, OR 97070
Attention: Todd M. DuChene
Facsimile: (503) 498-3911
Email: Todd.DuChene@flir.com

With a copy (which shall not constitute notice) to:
Cooley LLP
1299 Pennsylvania Avenue N.W., Suite 700
Washington, DC 20004-2400
Attention:    Robert D. Sanchez
Daniel Peale
Josh Holleman
Facsimile: (202) 842-7836
Email: rdsanchez@cooley.com; dpeale@cooley.com; jholleman@cooley.com
9.9    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced,

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the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transaction is consummated as originally contemplated to the greatest extent possible.
9.10    Specific Performance.
(a)    Each Party acknowledges and agrees that the other Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Company, Parent or Merger Sub could not be adequately compensated in all cases by monetary damages alone, even if available. Accordingly, in addition to any other right or remedy to which any Party may be entitled at law or in equity, before or after the Closing, each Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. Each of the Parties further agrees that it shall not object to, or take any position inconsistent with respect to, whether in a court of law or otherwise, (i) the appropriateness of the specific performance contemplated by this Section 9.10 and (ii) the exclusive jurisdiction of the courts set forth in Section 9.4 with respect to any action brought for any such remedy.
(b)    Each Party further agrees that (i) by seeking the remedies provided for in this Section 9.10, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement or in the event that the remedies provided for in this Section 9.10 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.10 shall require any Party to institute any action for (or limit any Party’s right to institute any action for) specific performance under this Section 9.10 prior to, or as a condition to, exercising any termination right under ARTICLE VII, nor shall the commencement of any action pursuant to this Section 9.10 or anything set forth in this Section 9.10 restrict or limit any such Party’s right to terminate this Agreement in accordance with ARTICLE VII, or pursue any other remedies under this Agreement that may be available then or thereafter.
9.11    No Third-Party Beneficiaries; No Recourse Against Affiliates. Nothing in this Agreement, express or implied, is intended or shall be construed to give any rights to any Person or entity other than (i) the Parties and their successors and permitted assigns and (ii) each D&O Indemnified Person, who shall have the right to enforce the obligations of Parent and the Company solely with respect to Section 5.7. Except in the case of Fraud, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Company, any Company Subsidiary, any Seller or any of its respective Affiliates shall have any liability (whether in Law or in equity or in contract or in tort) for any obligations or liabilities of the Company arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the Transaction, including any alleged nondisclosure or misrepresentations made by any such Persons.
9.12    Assignment. No Party may assign or transfer this Agreement or any right, interest or obligation hereunder, directly or indirectly (by operation of Law or otherwise), other than by Parent in connection with a Parent change of control, without the prior written approval of Parent,

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on the one hand, and the Representative, on the other hand; provided, that each of Parent and Merger Sub may assign its rights, but not its obligations, under this Agreement to any of its Affiliates; and, provided, further that any such assignment shall not relieve Parent or Merger Sub of its obligations hereunder. Any assignment in violation of this Section 9.12 shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
9.13    Authorization of Representative.
(a)    By virtue of adoption of this Agreement by the Sellers, and without further action by any such Seller, the Representative is hereby appointed, authorized and empowered to act as an agent, representative and attorney-in-fact for each of the Sellers in connection with and to facilitate the consummation of the Transactions, including pursuant to the Escrow Agreement and the matters related to (w) the Merger Consideration contemplated by Section 1.10, (x) the payment of amounts from the Representative Expense Fund Amount, (y) the preparation and filing of the Tax Returns with respect to the Group Companies contemplated by Section 8.1 and (z) all other such items and matters set forth in this Agreement and the other Transaction Documents contemplating participation by the Representative (collectively, “Representative Actions”), in each case with the power and authority, including the power of substitution, acting in the name of or for and on behalf of each Seller, and subject to the limitations set forth herein or therein: (i) to execute and deliver and receive such waivers and consents as the Representative, in its sole discretion, may deem necessary or desirable; (ii) to collect and receive all moneys and other proceeds and property payable to the Representative from the Representative Expense Fund Amount, and, subject to any applicable withholding Laws, and net of any out-of-pocket expenses incurred by the Representative, disburse and pay the same to each Seller in accordance with such Seller’s Pro Rata Share; (iii) to authorize the release of any funds from the Escrow Account in accordance with this Agreement and the Escrow Agreement; (iv) to authorize the release of any funds held by the Representative in accordance with this Agreement; (v) to enforce and protect the rights and interests of the Sellers and the Representative arising out of or under or in any manner relating to any Representative Action, and to take any and all actions which the Representative believes are necessary or appropriate in respect thereof, including asserting or pursuing any claim, action, proceeding or investigation (a “Claim”) against Parent, Merger Sub and/or any of the Group Companies (after the Closing), consenting to, compromising or settling any such Claims, conducting negotiations with Parent, Merger Sub, the Group Companies (after the Closing) and their representatives regarding such Claims; (vi) to refrain from enforcing any right of any Seller and/or the Representative arising out of or under or in any manner relating to any Representative Action in connection with the foregoing; provided, that no such failure to act on the part of the Representative, except as otherwise provided in this Agreement shall be deemed a waiver of any such right or interest by the Representative or by the Sellers unless such waiver is in writing signed by the waiving party or by the Representative; (vii) to make, execute, acknowledge, deliver and receive all such other agreements, guarantees, Orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the Representative Actions, and all other agreements, documents or instruments executed in connection therewith; and (viii) take all such other actions as the

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Representative shall deem necessary or appropriate, in its discretion, for the accomplishment of the foregoing and the consummation of the Transactions. The Parties acknowledge and agree that the appointment, authorization and empowerment of the Representative set forth in this Section 9.13(a) shall not include any matter specifically reserved for a Seller in this Agreement.
(b)    The Representative shall be entitled to the payment of all its out-of-pocket expenses incurred as the Representative subject to and in accordance with the terms and conditions set forth in this Agreement, including Section 1.9(c), which such amounts to be used by the Representative to pay expenses incurred by the Representative in its capacity as the Representative; provided, that if the Transaction is not consummated, the Company shall reimburse the Representative for all costs and expenses reasonably incurred by the Representative in connection with the Transaction and neither Parent nor Merger Sub shall have any liability to the Representative or the Company in connection therefor. Once the Representative determines, in its sole discretion, that the Representative will not incur any additional expenses in its capacity as the Representative, then the Representative will distribute the remaining unused Representative Expense Fund Amount, if any, to the Sellers in accordance with their Pro Rata Shares. If, however, the Representative incurs expenses, in its capacity as the Representative, in an amount exceeding the Representative Expense Fund Amount, then the Representative shall be entitled to receive from the Sellers in accordance with their Pro Rata Shares an amount for the difference between the total expenses incurred by the Representative and the Representative Expense Fund Amount. Furthermore, the Representative shall be entitled to withhold and pay a portion of any Other Seller Payments by providing written notice thereof to Parent prior to its distribution of such Other Seller Payment, for the purpose of the Representative making any payments or paying any expenses under or in connection with this Agreement on behalf of the Sellers to satisfy costs, expenses and/or liabilities of the Representative in connection with the performance of its duties under this Agreement. In connection with this Agreement, and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder, (i) the Representative shall incur no responsibility whatsoever to any of the Sellers by reason of any error in judgment or other act or omission performed or omitted hereunder or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct, (ii) the Representative shall not be liable to Sellers for any apportionment or distribution of payments made by the Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Seller to whom payment was due, but not made or not made in full, shall be to recover from the other Sellers any payment in excess of the amount to which such Seller is determined to have been entitled, and (iii) the Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to liability to any of the Sellers. Each Seller shall indemnify, on a pro rata basis (based on such Seller’s Pro Rata Share), the Representative against all Losses (including any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Representative hereunder. The foregoing indemnification shall not apply in the event of any action or proceeding which finally

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adjudicates the liability of the Representative hereunder for its willful misconduct. For U.S. federal income tax purposes (and applicable state, local and non-U.S. tax purposes), (i) each of the Sellers shall be treated as receiving its Pro Rata Share of the Representative Expense Fund Amount at the Closing, (ii) and any withholding required with respect to a Seller’s Pro Rata Share of the Representative Expense Fund Amount shall be deducted from such Seller’s Closing Payment and shall not reduce the Representative Expense Fund Amount.
(c)    All of the indemnities, immunities and powers granted to the Representative under this Agreement shall survive the Closing Date or any termination of this Agreement. Each of Parent and Merger Sub shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the Sellers. The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survives the death, incompetency, bankruptcy or liquidation of any of the Sellers, and (ii) shall survive the Closing. Any amounts received by the Representative on account of the Sellers, whether pursuant to Section 1.9 or otherwise, shall be distributed to the Sellers, net of any reserve the Representative may deem necessary in its reasonable discretion, in accordance with Section 1.11.
(d)    The Parties acknowledge and agree that the Representative shall have no liability to, and shall not be liable for any Losses of, any Party in connection with any obligations of the Representative under this Agreement or otherwise in respect of this Agreement or the Transaction.
(e)    In the event of the death, incapacity, liquidation, dissolution or resignation of any Person serving as the Representative, as applicable, within twenty (20) days of such death, incapacity, liquidation, dissolution or resignation, the Sellers shall choose the successor representative by affirmative vote of the Sellers who hold a majority of the voting power of the Company based on their Pro Rata Share. Following such resignation, any reference to the Representative herein shall be deemed to include such successor representative.
9.14    Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or other electronic transmission (including e-mail), each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and to the extent applicable, the foregoing constitutes the election of the Parties to invoke any Law authorizing electronic signatures.
9.15    Attorney Conflict Waiver. Recognizing that Sheppard Mullin Richter & Hampton LLP has acted as legal counsel to the Representative and its Affiliates and the Group Companies prior to the Closing in connection with the Transaction (the “Acquisition Engagement”), and that Sheppard Mullin Richter & Hampton LLP intends to act as legal counsel to the Representative and its Affiliates (which will no longer include the Group Companies), and the Sellers (solely in their capacity as Sellers) after the Closing, each of Parent and the Company hereby waives, on its own behalf and agrees to cause the Group Companies to waive, any conflicts that may arise in connection with Sheppard Mullin Richter & Hampton LLP representing the Representative and/or its Affiliates or any of the Sellers (solely in their capacities as such) (collectively, the “Seller Parties”) after the

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Closing in any dispute with Parent or the Group Companies pursuant to this Agreement or any other Transaction Agreements or the Transactions (a “Dispute”). In addition, to the extent any attorney-client privilege attaches to confidential communications between the Representative, its Affiliates or any Group Company, on the one hand, and Sheppard Mullin Richter & Hampton LLP, on the other hand, solely with respect to the negotiation, documentation and consummation of the Transaction as a result of the Acquisition Engagement (“Privileged Communications”), Parent shall not, and shall cause the Group Companies not to, offer into evidence or assert such Privileged Communications against the Representative, its Affiliates or the other Seller Parties in any Legal Proceeding with respect to a Dispute; provided, however, that for the avoidance of doubt, in the event of a dispute between the Surviving Corporation or Parent or their Affiliates and a third party (other than any of the Seller Parties) after the Closing, the Surviving Corporation or Parent or their Affiliates may assert, and in no event shall the foregoing prevent the Surviving Corporation or Parent or their Affiliates from asserting, the attorney-client privilege to prevent disclosure of confidential communications to such third party.
ARTICLE X
DEFINITIONS AND INTERPRETATIONS
10.1    Certain Definitions.
(a)    For purposes of this Agreement, the following terms shall have the meanings specified in this Section 10.1:
“Accounting Referee” means PricewaterhouseCoopers.
“Accounting Rules” means, collectively, (i) the rules, principles and methodology consistent with the sample calculation of Working Capital set forth on Exhibit B (collectively, the “Agreed Principles”), (ii) the accounting principles, methods and practices used in preparing the Company Audited Financial Statements (collectively, the “Historical Principles”) and (iii) GAAP, applied in a manner consistent with its application to the preparation of the Company Audited Financial Statements (“Historical GAAP”); provided, that notwithstanding any provisions or concepts of GAAP, no developments or events taking place after the Closing Date shall be taken into account; provided, further, that in the event of any conflict among the Agreed Principles, the Historical Principles and Historical GAAP, then the Agreed Principles shall take precedence, followed by the Historical Principles, followed by Historical GAAP.
“Accounts Payable” shall mean accounts payable and notes payable (other than notes payable included in the definition of Indebtedness) generated in connection with the business of the Group Companies.
“Accounts Receivable” shall mean accounts receivable and notes receivable generated in connection with the business of the Group Companies.
“Adjustment Time” means 12:01 a.m., U.S. Eastern time, on the Closing Date, without giving effect to the transactions contemplated by or the payments to be made pursuant to this Agreement.

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“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Applicable Privacy and Security Laws” means all applicable Laws and guidance issued by a Governmental Authority concerning the privacy, secrecy, security, disposal or transfer of Personal Information or other confidential data, and incident reporting and data breach notification requirements regarding Personal Information, and all regulations promulgated and guidance issued by Governmental Authorities thereunder, including the EU Data Protection Directive 95/46/EC, the EU General Data Protection Regulation 2016/679, the EU e-Privacy Directive 2002/58/EC as amended by Directive 2009/136/EC or further amended or replaced from time to time.
“Arlington Fees” means all accrued and unpaid fees and expenses payable to Arlington Capital Partners III, L.P. as of the Closing Date (including as a result of the consummation of the Transaction) pursuant to the Management Services Agreement.
“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.
“Cash and Cash Equivalents” means the sum of the fair market value (expressed in United States dollars) of (i) all cash and (ii) all cash equivalents (including deposits, amounts held in escrow, marketable securities and short term investments) of the Group Companies, in each case, determined in accordance with GAAP. Cash and Cash Equivalents shall (x) be reduced by issued but uncleared checks and drafts of the Group Companies, (y) be reduced by restricted cash and (z) be increased by inbound checks and drafts deposited for the account of the Group Companies.
“Closing Cash” means the aggregate amount of all Cash and Cash Equivalents of the Group Companies as of the Adjustment Time.
“Closing Date Indebtedness” means all Indebtedness of the Group Companies as of immediately prior to the Closing.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercial-Off-The-Shelf Software” means Software that was obtained from a third party on general commercial terms widely and readily available for purchase by the general public on such commercial terms, and was licensed on a non-exclusive basis for fixed payments of less than $100,000 in the aggregate or annual payments of less than $100,000 per year.
“Common Stock” means the common stock of the Company, par value $0.001.

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“Company Charter” means that certain Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on April 1, 2016.
“Company Material Adverse Effect” means any change, event, occurrence, circumstance or adverse effect that is, or would reasonably be expected to be, materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of the Group Companies, taken as a whole; provided that no event, change, occurrence, circumstance or effect (by itself or taken together with any and all other events, changes, occurrences, circumstances or effects) that results from or arises out of or is related to any of the following shall constitute or be deemed to contribute to a “Company Material Adverse Effect”, or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally; (ii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world; (iii) changes in political conditions in the United States or any other country or region in the world, acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism), earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions and other force majeure events, in each case in the United States or any other country or region in the world; (iv) changes affecting the industry generally in which the Group Companies operate; (v) the announcement of this Agreement, the pendency of the Transaction or any investigation or challenge to the Transaction, or the consummation of the Transaction (including but not limited to, the loss of any employees, suppliers, customers, advertisers, assets, or property interests resulting from the identity of Parent or Merger Sub); (vi) the taking of any action expressly required pursuant to the terms of this Agreement or the failure to take any action expressly prohibited by this Agreement; (vii) changes in Law or other legal or regulatory conditions (or the interpretation thereof); (viii) changes in GAAP or other accounting standards (or the interpretation thereof); (ix) any failure, in and of itself, by the Group Companies to meet internal or external projections or forecasts or revenue or earnings predictions (provided that the cause or basis for the Company or its Subsidiaries failing to meet such projections or forecasts or revenue or earnings predictions may be considered in determining the existence of a Company Material Adverse Effect unless such cause or basis is otherwise excluded by this definition); (x) the failure of any Group Company to win any Government Bid or similar proposal after the date hereof (provided that the cause or basis for the Company or its Subsidiaries failing to win such Government Bid or proposal may be considered in determining the existence of a Company Material Adverse Effect unless such cause or basis is otherwise excluded by this definition); or (xi) any matters expressly set forth in the Company Disclosure Schedule.
“Company Products” shall mean all products and services currently produced, marketed, licensed, sold, distributed, performed, supported or maintained by or on behalf of any Group Company.
“Contract” means any written or oral agreement, contract, indenture, note, mortgage bond, lease, license or undertaking of any nature.

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“Data Room” means the electronic documentation site hosted by Merrill Corporation on behalf of the Company.
“Environmental Laws” means as enacted and in effect on or prior to the Closing Date, any Laws concerning pollution or protection of the environment, or the release, treatment, storage, transportation, remediation, or disposal of Hazardous Materials.
“Equitable Principles” means (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws, in each case, affecting creditors’ rights and remedies generally, and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
“Equity Incentive Plan” means the Company’s 2016 Equity Incentive Plan, as the same may have been amended, or any other equity incentive plan or arrangement adopted or approved by the board of directors of the Company, and any award agreements issued pursuant thereto, in each case, as amended from time to time, and any successor equity incentive plans thereto.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” mean each Group Company or any other Person under common control with any Group Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.
“Escrow Agent” means U.S. Bank, a national banking association.
“Escrow Agreement” means that certain Escrow Agreement substantially in the form of Exhibit E by and among the Representative, on behalf of the Participating Stockholders and the Optionholders, Parent and the Escrow Agent.
“Escrow Amount” means one million U.S. dollars ($1,000,000).
“Escrow Funds” means, at any time, the portion of the Escrow Amount then remaining in the Escrow Account plus any interest or other income accrued thereon.
“Export and Import Approvals” shall mean all export licenses, license exceptions, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings, from or with any Governmental Authority, that are required for compliance with Export and Import Control Laws.
“Export and Import Control Laws” shall mean any U.S. or applicable non-U.S. Law governing (A) imports, exports, reexports, or transfers of products, services, software, or technologies from or to the United States or another country; (B) any release of technology or software in any foreign country or to any foreign Person (anyone other than a citizen or lawful permanent resident of the United States, or a protected individual as defined by 8 U.S.C. § 1324b(a)(3)) located in the United States or abroad; (C) economic sanctions or embargoes; or (D) compliance with unsanctioned foreign boycotts.

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“Fraud” means fraud by the Company.
“Fully Diluted Participating Shares” means the sum of (x) the aggregate number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (including for these purposes the Dissenting Shares), plus (y) the aggregate number of shares of Common Stock issuable upon exercise in full of all vested in-the-money Options immediately prior to the Effective Time.
“Fundamental Representations” means the representations and warranties provided in Section 3.1(a) (Organization and Power), Section 3.2 (Authorization of Agreement), Sections 3.4(a), (c) and (d) (Capitalization; Company Subsidiaries) and Section 3.22 (Financial Advisors).
“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.
“Government Bid” means any quotation, bid or proposal by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to a Government Contract for the design, manufacture or sale of products or the provision of services by the Company or any of its Subsidiaries.
“Government Contract” means any Contract that (i) is between the Company or any of its Subsidiaries, on the one hand, and a Governmental Authority, on the other hand, or (ii) is entered into by the Company or any of its Subsidiaries as a subcontractor (at any tier) in connection with a Contract between another Person and a Governmental Authority. All orders or calls under a Government Contract shall be deemed part of the same Government Contract. For the avoidance of doubt, Contracts with public utilities, unless such public utilities are majority-owned by a Governmental Authority, shall not be deemed to be Government Contracts.
“Governmental Antitrust Authority” shall mean any Governmental Authority with regulatory jurisdiction over any consent required for the consummation of the Transaction, under the HSR Act or under Other Competition Laws.
“Governmental Authority” means any government or governmental, judicial, administrative or regulatory body thereof, or political subdivision thereof, whether domestic, foreign, federal, state, provincial or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private), excluding, in each case (except for purposes of the definitions of “Governmental Contract” and Section 3.15), Governmental Authorities in their capacities as customers of the Company or its Subsidiaries.
“Group Companies” means the Company and the Company Subsidiaries.
“Hazardous Materials” means any substances, wastes or materials that are listed, regulated or defined as hazardous, toxic, pollutants, or contaminants under any Environmental Laws, including materials defined as “hazardous substances” under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq., and petroleum or petroleum products (including, crude oil or any fraction thereof).

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“HSR Act” shall mean the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” of any Person means, without duplication, (i) the outstanding principal amount of and accrued and unpaid interest, prepayment premiums or penalties (if any), unpaid fees or expenses and other monetary obligations (plus, to the extent such amount does not include the unpaid interest on such Company Debt accruing after the Adjustment Time, the amount of such additional accruing interest that will be required to be paid in connection with the repayment or discharge of such Indebtedness on the Closing Date) in respect of (A) indebtedness of such Person or its Subsidiaries for borrowed money and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person or its Subsidiaries is responsible or liable; (ii) all obligations of such Person or its Subsidiaries issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding accounts payable and other current liabilities arising in the Ordinary Course of Business); (iii) all obligations of the type referred to in clauses (i) and (ii) of other Persons for the payment of which such Person or its Subsidiaries is responsible or liable, directly or indirectly, as obligor, guarantor or surety; (iv) an estimate of current income Taxes payable, (v) fifty percent (50%) of any deferred revenue or customer prepayments, (vi) any contingent payments with respect to earn-outs, (vii) all current liabilities for corporate income, sales and use Taxes, (viii) any unfunded employer matching or profit sharing contributions to which participants in the 401(k) Plans are entitled with respect to the 2018 calendar year, and (ix) all obligations of the type referred to in clauses (i) through (iii) of other Persons secured by any Lien on any property or asset of such Person or its Subsidiaries; provided, however, that Indebtedness shall not include (1) any amounts taken into account in the calculation of the Working Capital as of the Adjustment Time or Transaction Expenses, (2) any obligations under Leases, including capitalized leases, or (3) any undrawn letter of credit or similar instrument.
“Industrial Security Manual” means the National Industrial Security Program Operating Manual (NISPOM) for Safeguarding Classified Information and all supplements thereto published by the United States Department of Defense (DoD 52220.22-M) prescribing the specific requirements, restrictions and other safeguards necessary in the interest of national security for the safeguarding of classified information.
“Intellectual Property” means any and all (i) works of authorship (whether or not published) copyrighted works and all applications, registrations, and renewals in connection therewith; (ii) inventions (whether or not patentable), and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (iii) trade names, trademarks, service marks, and trade dress, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (iv) trade secrets and confidential information; and (v) Internet domain names.
“Intellectual Property Rights” means mean worldwide common law and statutory rights associated with (A) patents and patent applications of any kind, (B) copyrights, copyright registrations and copyright applications, “moral”, “economic” rights and mask work rights, (C) the

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protection of trade and industrial secrets and confidential information, (D) logos, trademarks, trade names and service marks, and (E) any other proprietary rights relating to Technology, including any analogous rights to those set forth above.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means, with respect to the Company, the actual knowledge after due inquiry of Sean Bielat, David Adams and Thomas Frost.
“Law” means all foreign, federal, state, provincial and local laws statutes, codes, ordinances, rules, regulations, resolutions, and Orders.
“Leases” means any lease, license, sublease, sublicense, franchise, easement or other Contract pursuant to which a Person has the right to use any real, personal or intangible property. When used as a verb, the word “Lease” or “Leased” (or words having correlative meanings) means to lease, license, sublease, sublicense, obtain a franchise, acquire an easement or otherwise use any real, personal or intangible property.
“Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings, whether public or private, by or before a Governmental Authority or arbiter.
“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, or other security interest or similar restriction.
“Loss” or “Losses” means all damages, losses, claims, liabilities, Taxes, demands, charges, suits, penalties and expenses (including reasonable attorneys’ and other professionals’ fees and disbursements).
“Management Services Agreement” means that certain Management Services Agreement by and among the Company, Endeavor Robotic Intermediate Holdings, Inc., a Delaware corporation and wholly-owned Subsidiary of the Company (“Intermediate Holdings”), iRobot Defense Holdings, Inc. (n/k/a Endeavor Robotics, Inc.), a Delaware corporation and wholly-owned Subsidiary of Intermediate Holdings, and the Representative dated as of April 4, 2016 (as may be amended from time to time).
“Optionholders” means the holders of Options as of immediately prior to the Effective Time.
“Order” means any order, injunction, judgment, decree, determination, ruling, writ, assessment or arbitration or other award of a Governmental Authority.
“Ordinary Course of Business” means the ordinary and usual course of business of the Group Companies consistent with past practices.
“Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate/articles of formation/incorporation/organization, bylaws,

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partnership agreement, limited liability company agreement, trust agreement or other similar organizational document or agreement, as applicable, of such Person.
“Other Competition Laws” shall mean all U.S. and non-U.S. Laws other than the HSR Act intended to prohibit, restrict or regulate actions having an anti-competitive effect or purpose, including competition, restraint of trade, anti-monopolization, merger control or antitrust Laws.
“Other Seller Payments” means any additional cash amounts (without interest) payable from time to time to the Participating Stockholders and Optionholders pursuant to Section 1.10(e) and Section 9.13(b) or any other funds payable to the Sellers hereunder after the Closing Date.
“Parent Closing Date Transaction” means any transactions or elections, including Tax elections, made on the Closing Date, after the Closing, by the Group Companies that are outside the Ordinary Course of Business.
“Parent Material Adverse Effect” means any event, change, occurrence, circumstance or effect that, when taken individually or together with all other adverse events, changes, occurrences, circumstances or effects, would, or is reasonably expected to, prevent or materially delay Parent, Merger Sub or Guarantor from consummating the Transaction or performing its obligations under this Agreement.
“Participating Stockholders” means the holders of shares of Common Stock issued and outstanding immediately prior to the Effective Time.
“Per Participating Share Merger Consideration” means an amount equal to the quotient of (x) the Merger Consideration less the aggregate Preferred Amount divided by (y) the Fully Diluted Participating Shares.
“Per Participating Share Portion” means the quotient (expressed as a percentage) of (x) one (1), divided by (y) the Fully Diluted Participating Shares.
“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Authority.
“Permitted Liens” means (i) all Liens disclosed in policies of title insurance and/or recorded in public records; (ii) Liens for Taxes, assessments or other governmental charges not yet due and payable or not yet delinquent (or which may be paid without interest or penalties), or the amount or validity of which is being contested in good faith by appropriate proceedings and for which an adequate reserve has been established in accordance with GAAP; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business or the amount or validity of which is being contested in good faith by appropriate proceedings; (iv) pledges, deposits or other Liens to the performance of bids, trade contracts (other than for borrowed money), Leases or statutory obligations (including, workers’ compensation, unemployment insurance or other social security legislation, but excluding Liens for Taxes); (v)

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zoning, entitlement and other land use or Environmental Laws by any Governmental Authority; (vi) survey exceptions and matters as to the Real Property which would be disclosed by an accurate survey or inspection of such real property and which do not materially impair the current occupancy or current use of such Real Property; (vii) any Lien affecting the fee interest of any Real Property not created by a Group Company; (viii) title of a lessor under a capital or operating Lease; (ix) any Liens discharged or released at or in connection with Closing; and (x) such other imperfections in title, charges, easements, restrictions and encumbrances which do not or would not have, individually or in the aggregate, a Company Material Adverse Effect.
“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.
“Personal Information” means any information that identifies, or in combination with other information may identify, an individual, including name, address, telephone number, health information, social security number, driver’s license number, government-issued identification number, financial account number, log-in information, IP address, photograph, or physiological and behavioral biometric identifiers.
“Pre-Closing Tax Period” means (i) any taxable period ending on or before the Closing Date, and (ii) with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date.
“Preferred Amount” means, with respect to any share of Series A Preferred Stock, an amount equal to the sum of (i) the accrued or declared but unpaid “Senior Dividends” (as such term is defined in the Company Charter) with respect to each such Share and (ii) the Original Issuance Price (as such term is defined in the Company Charter) with respect to each such Share.
“Preferred Stock” has the meaning set forth in the Company Charter.
“Pro Rata Share” means, with respect to each Participating Stockholder and Optionholder, the percentage obtained by dividing (a) the sum of (i) the total number of shares of Common Stock held by such Person immediately prior to the Effective Time plus (ii) the total number of shares of Common Stock issuable upon exercise of vested Options granted to such Person and held by such Person immediately prior to the Effective Time, by (b) the sum of (i) the total number of shares of Common Stock outstanding immediately prior to the Effective Time and (ii) the total number of shares of Common Stock issuable upon exercise of vested Options granted to all Optionholders and held by such Persons immediately prior to the Closing. The respective Pro Rata Shares of the Participating Stockholders and Optionholders as of the date hereof are set forth in Exhibit F; provided, however, that the Pro Rata Share shall be updated at the Closing based on any exercise of Options prior to Closing.
“R&W Insurance Policy” means a representation and warranty insurance policy between Parent and AIG (the “Insurer”) in the form attached as Exhibit D.

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“Restricted Parties” means each of (i) Sean Bielat, (ii) Thomas Frost Jr., (iii) Charles Dean, (iv) Kevin Ryan, (v) Thomas Phelps, (vi) Matthew Liba, (vii) David Adams, (viii) Tung Ng and (ix) Scott Gleason.
“Series A Preferred Stock” has the meaning set forth in the Company Charter.
“Schedules” means the Company Disclosure Schedule and/or the Parent Disclosure Schedule, as the case may be.
“Securities Act” means the Securities Act of 1933, as amended.
“Sellers” means the Stockholders and the Optionholders, collectively.
“Software” means computer software programs and software systems, including all firmware, databases, compilations, compilers, higher level or “proprietary” languages, macros, related documentation and materials, whether in source code, object code or human readable form (excluding Commercial-Off-The-Shelf Software).
“Stockholder Agreement” means the Company’s Stockholder Agreement, dated as of May 16, 2016, by and among the Company and the holders of Shares party thereto.
“Stockholders” means the holders of Shares as of immediately prior to the Effective Time.
“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiary” means any Person of which a majority of the outstanding share capital, voting securities or other equity interests is owned, directly or indirectly, by another Person.
“Surrendered Certificate(s)” means one or more stock certificates representing the applicable Shares surrendered in accordance with this Agreement or, if any stock certificate representing the Shares has been lost, stolen or destroyed, compliance with Section 1.13(b) with respect to such applicable Shares.
“Tax” or “Taxes” means any federal, state, local or foreign taxes, including all net income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, equity, franchise, profits, withholding, social security, unemployment, disability, real property, unclaimed property, escheat, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other tax of any kind whatsoever, including any interest, penalty or addition thereto imposed by a Taxing Authority.
“Tax Return” means any return, declaration, report, claim for refund or information return or statement or attachment thereto, and including any amendment thereof required to be filed with a Taxing Authority in respect of any Taxes.

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“Taxing Authority” means the IRS or any governmental agency, board, bureau, body, department or authority having or purporting to exercise jurisdiction with respect to any Tax.
“Technology” means computer programs, source code and executable code, whether embodied in software, firmware or otherwise; physical products and components thereof; protocols, architectures, documentation, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports; hardware development tools, models, tooling, prototypes, devices, data, data structures, databases, data compilations and collections; customer lists and supplier lists; and physical instantiations or embodiments of Intellectual Property.
“Transaction(s)” means the transactions contemplated by this Agreement and the other Transaction Agreements.
“Transaction Agreements” means this Agreement, the Escrow Agreement, the Restrictive Covenant Agreements, the Stockholder Support Agreements and each other agreement, document, instrument or certificate contemplated by this Agreement to which Parent, Merger Sub or the Company is a party or to be executed by Parent, Merger Sub or the Company in connection with the consummation of the Transaction.
“Transaction Deduction” means any deduction permitted for U.S. federal income Tax purposes attributable to any payments (or deemed payments) of (i) Transaction Expenses paid on, prior to or after the Closing Date or included in the computation of the Working Capital; (ii) the payment of the Merger Consideration with respect to the Options (and related employer portion of employment Taxes); (iii) the exercise of an Option between (and including) the date hereof and the Closing Date (and related employer portion of employment Taxes); (iv) the vesting of any Shares in connection with the Transaction; and (v) any fees, expenses and interest (including amounts treated as interest for income Tax purposes) that were included in the computation of the Working Capital.
“Transaction Expenses” means, without duplication and only to the extent not paid prior to Closing, the collective amount of all (i) out-of-pocket costs and expenses incurred by the Group Companies in connection with the Transaction payable by the Group Companies to outside legal counsel, accountants, advisors, brokers and other third parties, including, without limitation, the Arlington Fees, (ii) transaction bonuses, change of control or similar payments (other than those arising from actions of Parent taken after the Closing) that are due to any current or former employee, officer or director of the Group Companies directly as a result of the consummation of the Transaction pursuant to any Contract entered into by any Group Company prior to the Closing, including, without limitation, any bonus payments paid under or pursuant to Section 5.1(e)(vii)(1) or (viii)(1)(C), and (iii) the employer portion of any payroll Taxes or other costs of any Group Company in either case, payable in connection with (a) amounts described in clause (ii) of this definition, (b) the vesting of any Shares in connection with the Transaction or (c) the exercise of any Option, or the payment of the Merger Consideration with respect to any Option; provided, however, that Transaction Expenses shall not include (1) any amounts taken into account in the calculation of the Closing Date Indebtedness or (2) any prepayment penalties, redemption premiums, call premiums, make-whole payments or similar fees, costs, expenses and/or penalties incurred in relation to the payment of any Indebtedness.

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“Working Capital” means, with respect to the Group Companies, on a consolidated basis, (i) current assets of the Group Companies, as of the Adjustment Time, that are included in the line item categories of current assets specifically identified on Exhibit B, reduced by (ii) those current liabilities of the Group Companies, as of the Adjustment Time, that are included in the line item categories of current liabilities specifically identified on Exhibit B, in each case, without duplication, and as determined in a manner strictly consistent with the Accounting Rules. Notwithstanding anything to the contrary contained herein, in no event shall “Working Capital” include any amounts with respect to (A) any fees, expenses or liabilities related to any financing by Parent and its Affiliates of the Transaction, (B) any intercompany accounts and transactions between or among the Group Companies, (C) any Transaction Expenses, Closing Date Indebtedness or Closing Cash, (D) any liabilities of the Group Companies or any of their respective Affiliates which are being discharged, terminated or cancelled pursuant to Section 1.9, or (E) any prepayment penalties, redemption premiums, call premiums, make-whole payments or similar fees, costs, expenses and/or penalties incurred in relation to the repayment of any Indebtedness. For purposes of this definition, including the calculation of current assets and current liabilities, the parties hereto shall disregard any purchase accounting adjustments arising from the change in control or ownership of the Group Companies.
“Working Capital Target” means Twelve Million Two Hundred Fifty Thousand U.S. dollars ($12,250,000).
(b)    Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

401(k) Plan	Section 5.13
Access Limitations	Section 5.2(a)
Agreed Principles	Section 10.1(a)
Agreement	Preamble
Anti-Corruption or Anti-Bribery Laws	Section 3.10(c)
Author	Section 3.17(d)
Balance Sheet	Section 3.5(a)(ii)
Balance Sheet Date	Section 3.5(a)(ii)
Benefit Plan(s)	Section 3.18(a)
Business Systems	Section 3.23(b)
Certificate of Merger	Section 2.2
Claim	Section 9.13(a)
Closing	Section 2.1
Closing Date	Section 2.1
Closing Date Merger Consideration	Section 1.10(c)
Closing Payment	Section 1.9
Closing Statement	Section 1.10(c)
Company	Preamble
Company Audited Financial Statements	Section 3.5(a)(i)
Company Disclosure Schedule	ARTICLE III
Company Financial Statements	Section 3.5(a)

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Company Software	Section 3.17(d)
Company Source Code	Section 3.17(h)
Company Subsidiaries	Section 3.4(b)
Confidentiality Agreement	Section 5.4
Conflict	Section 3.3(a)
Customer(s)	Section 3.28(a)
D&O Expenses	Section 5.7(a)
D&O Indemnifiable Claim	Section 5.7(a)
D&O Indemnified Person	Section 5.7(a)
Delaware Courts	Section 9.4
DGCL	Recitals
Dispute Notice	Section 1.10(d)(i)
Disputed Items	Section 1.10(d)(i)
Dissenters’ Rights Statute	Section 1.6
Dissenting Shares	Section 1.6
DOJ	Section 5.3(b)
Effective Time	Section 2.2
Environmental Permits	Section 3.13(a)(ii)
Escrow Account	Section 1.9(d)
Estimated Merger Consideration	Section 1.10(a)
FAR	Section 3.15(b)(ii)
Final Closing Date Merger Consideration	Section 1.10(e)
FTC	Section 5.3(b)
FCC License	Section 5.16
Government Bid	Section 3.15(a)
Government Contract	Section 3.14(a)
Governmental Approval	Section 3.3(b)
Guarantor	Recitals
Historical GAAP	Section 10.1(a)
Historical Principles	Section 10.1(a)
Increase Amount	Section 1.10(e)(i)
Increase Cap	Section 1.10(e)(i)
Insurance Policies	Section 3.21
Insurer	Section 10.1(a)
Intermediate Holdings	Section `
Letter of Transmittal	Section 1.13
Material Contracts	Section 3.14(a)
Government Bid	Section 3.15(a)
Government Contract	Section 3.14(a)
Merger	Recitals
Merger Consideration	Section 1.8
Merger Sub	Preamble
Non-Competition Agreement	Recitals
Non-Solicitation Agreement	Recitals
Obligation(s)	Section 5.14
Official(s)	Section 3.10(c)

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Open Source Material	Section 3.17(i)
Option(s)	Recitals
Option Consideration	Section 1.7(c)
Owned Intellectual Property	Section 3.17(a)
Owned Technology	Section 3.17(a)
Parent	Preamble
Parent Disclosure Schedules	ARTICLE IV
Parties	Preamble
Party	Preamble
Pre-Closing Statement	Section 1.10(a)
Real Property	Section 3.12(b)
Real Property Lease	Section 3.12(b)
Referred Disputed Items	Section 1.10(d)(ii)
Related Party	Section 3.20
Representative	Preamble
Representative Actions	Section 9.13(a)
Representative Expense Fund Amount	Section 1.9(c)
Requisite Stockholder Vote	Section 5.10
Scheduled IP	Section 3.17(b)
Section 280G Payments	Section 2.3(p)
Share(s)	Recitals
Securities	Recitals
Seller Related Persons	Section 9.1(b)
Stockholder Support Agreement	Section 2.3(o)
Supplier(s)	Section 3.28(b)
Surviving Company	Recitals
Termination Date	Section 7.1(a)(iii)

10.2    Certain Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
(a)    Time of the Essence; Calculation of Time Periods. Time is of the essence for each and every provision of this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
(b)    Dollars. Any reference in this Agreement to “$” or dollars shall mean U.S. dollars.
(c)    Exhibits/Schedules/Construction. The exhibits and Schedules to this Agreement are an integral part of this Agreement and are hereby incorporated herein and made a part hereof as if set forth herein. Any capitalized terms used in any Schedule or exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. If a subject matter is

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addressed in more than one representation and warranty in this Agreement, each of Parent and Merger Sub shall be entitled to rely only on the most specific representation and warranty addressing such matter. Any disclosure set forth in one section of the Schedules shall apply to (i) the representations and warranties or covenants contained in the Section of this Agreement to which it corresponds in number, (ii) any representation and warranty or covenant to which it is referred by cross reference, and (iii) any other representation or warranty or covenant to the extent it is reasonably apparent from the wording of such disclosure that such disclosure is applicable to such representation or warranty or covenant.
(d)    Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
(e)    Headings. The provision of the Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article,” “Section” or other subdivision are to the corresponding Article, Section or other subdivision of this Agreement unless otherwise specified.
(f)    Herein. The words such as “herein,” “hereinafter,” “hereof,” “hereunder” and “hereto” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
(g)    Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
(h)    Made Available. An item shall be considered “made available” to a Party hereto, to the extent such phrase appears in this Agreement, only if such item has been provided in writing (including via electronic mail) to such Party or its representatives or posted by the Company or its representatives in the Data Room at least two (2) Business Days prior to the date hereof.
(i)    Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (ii) such item is otherwise specifically set forth on the balance sheet or financial statements, or (iii) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.
(j)    Material. As used in this Agreement, unless the context would require otherwise, the term “material” and the concept of the “material” nature of an effect upon the Group Companies or their business shall be measured relative to the Group Companies, taken as a whole, as their business is currently being conducted. There have been included in the Company Disclosure Schedule or the Parent Disclosure Schedule and may be included elsewhere in this Agreement items which are not “material” within the meaning of the immediately preceding sentence for informational

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purposes and in order to avoid any misunderstanding, and such inclusion shall not be deemed to be an agreement by the Parties that such items are “material” or to further define the meaning of such term for purposes of this Agreement.
(k)    Joint Negotiation and Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PARENT: FLIR DETECTION, INC. By:_________________________________ Name: Title: MERGER SUB: ECHO ROBOTIC MERGER SUB, INC. By:_________________________________ Name: Title:

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THE COMPANY: ENDEAVOR ROBOTIC HOLDINGS, INC. By: ___________________________________ Name: Title:

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REPRESENTATIVE: ARLINGTON CAPITAL PARTNERS III, L.P. By: Arlington Capital Group III, LLC, its general partner By: ___________________________________ Name: Peter Manos Title: Authorized Person
GUARANTOR: FLIR SYSTEMS, INC. By: ______________________________________ Name: Title:

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Exhibit A

Surviving Company Certificate of Incorporation

(See attached.)

88

Exhibit B

Sample Working Capital and Agreed Principles

(See attached)

89

Exhibit C

Form of Letter of Transmittal

(See attached.)

90

Exhibit D

Form of R&W Insurance Policy

(See attached.)

91

Exhibit E

Form of Escrow Agreement

(See attached.)

92

Exhibit F

Pro Rata Share

(See attached.)

93

Exhibit G

Form of Non-Solicitation Agreement

(see attached.)

94

Exhibit H

Form of Non-Competition Agreement

(see attached.)

95

Exhibit I

Form of Stockholder Support Agreement

(see attached.)

96

Exhibit J

Form of Option Cancellation Agreement

(see attached.)

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